   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

            FIRST INDUSTRIAL REALTY TRUST, INC.                                FIRST INDUSTRIAL, L.P.
  (Exact name of registrant as specified in its charter)       (Exact name of registrant as specified in its charter)
                         MARYLAND                                                     DELAWARE
     (State or other jurisdiction of incorporation or             (State or other jurisdiction of incorporation or
                       organization)                                                organization)
                        36-3935116                                                   36-3924586
          (I.R.S. Employer Identification Number)                      (I.R.S. Employer Identification Number)

                         150 N. WACKER DRIVE, SUITE 150
                            CHICAGO, ILLINOIS 60606
                                 (312) 704-9000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                               MICHAEL T. TOMASZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      FIRST INDUSTRIAL REALTY TRUST, INC.
                         150 N. WACKER DRIVE, SUITE 150
                            CHICAGO, ILLINOIS 60606
                                 (312) 704-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

           GERALD S. TANENBAUM, ESQ.                        ROBERT E. KING, JR., ESQ.
              ROGER ANDRUS, ESQ.                                 ROGERS & WELLS
            CAHILL GORDON & REINDEL                              200 PARK AVENUE
                80 PINE STREET                              NEW YORK, NEW YORK 10166
           NEW YORK, NEW YORK 10005                              (212) 878-8000
                (212) 701-3000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED         PROPOSED
                                                         MAXIMUM          MAXIMUM
                                                        OFFERING         AGGREGATE        AMOUNT OF
       TITLE OF SECURITIES           AMOUNT TO BE       PRICE PER        OFFERING       REGISTRATION
      BEING REGISTERED(1)(2)        REGISTERED(3)(4)(5)     UNIT(6)   PRICE(3)(4)(5)(7)     FEE(8)
First Industrial Realty Trust,
  Inc.
  Common Stock
  Preferred Stock                    $150,000,000         N.A.         $150,000,000
  Depositary Shares
                                                                                          $151,515
First Industrial, L.P.
  Debt Securities                    $350,000,000         N.A.         $350,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

------------------------
(1) This Registration Statement also covers contracts which may be issued by the Registrants under which the counterparty may be required to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities.

(2) Subject to footnotes (4) and (5), there is being registered hereunder (a) an indeterminate amount of Preferred Stock, Depositary Shares and Common Stock as may be sold, from time to time, by First Industrial Realty Trust, Inc. and (b) an indeterminate amount of Debt Securities as may be sold, from time to time, by First Industrial, L.P. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder.

(3) In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4) In no event will the aggregate maximum offering price of Common Stock, Preferred Stock and Depositary Shares registered under this Registration Statement exceed $150,000,000.

(5) In no event will the aggregate maximum offering price of Debt Securities registered under this Registration Statement exceed $350,000,000.

(6) The proposed maximum offering price per unit (a) has been omitted pursuant to instruction II.D. of Form S-3 and (b) will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.

(7) In U.S. dollars or, the equivalent thereof, denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO $89,525,000 OF COMMON STOCK REGISTERED ON FORM S-3, FILE NO. 333-13225, WHICH WAS DECLARED EFFECTIVE ON OCTOBER 4, 1996 (THE "PREVIOUSLY REGISTERED COMMON STOCK"), WHICH HAS NOT BEEN OFFERED OR SOLD AS OF THE DATE OF THE FILING OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT FILE NO. 333-13225, PURSUANT TO WHICH THE TOTAL AMOUNT OF UNSOLD PREVIOUSLY REGISTERED COMMON STOCK REGISTERED ON REGISTRATION STATEMENT FILE NO. 333-13225 MAY BE OFFERED AND SOLD BY THE COMPANY AS COMMON STOCK. IN THE EVENT THE PREVIOUSLY REGISTERED COMMON STOCK IS OFFERED AND SOLD PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF PREVIOUSLY REGISTERED COMMON STOCK SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.

                                EXPLANATORY NOTE

    This Registration Statement relates to securities which may be offered from time to time by First Industrial Realty Trust, Inc. (the "Company") and First Industrial, L.P., a majority-owned subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of base prospectus (the "Base Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. To the extent securities of the Operating Partnership, which are limited to unsecured non-convertible investment grade debt securities, are offered pursuant to the enclosed Base Prospectus, the Base Prospectus will include the financial statements, together with notes and schedule, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Operating Partnership set forth on pages F-1 through F-37 of the Base Prospectus.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997

PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $589,525,000

                      FIRST INDUSTRIAL REALTY TRUST, INC.
              Common Stock, Preferred Stock and Depositary Shares

                             FIRST INDUSTRIAL, L.P.
                                Debt Securities

    First Industrial Realty Trust, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share ("Common Stock"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), with an aggregate public offering price of up to $239,525,000, in amounts, at prices and on terms to be determined at the time of offering. First Industrial, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is            , 1997

                             AVAILABLE INFORMATION

    The Company is, and upon effectiveness of the Registration Statement (as hereinafter defined) the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership will file reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-13102) with the Commission are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

        (c) the Company's Current Report on Form 8-K dated April 3, 1996, as amended by Form 8-K/A No. 1 filed May 17, 1996;

        (d) the Company's Current Report on Form 8-K dated October 24, 1996;

        (e) the Company's Current Report on Form 8-K dated February 12, 1997;
    and

        (f) the description of the Common Stock included in the Company's Registration Statement on Form 8-A dated June 23, 1994.

    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Investor Relations, 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, telephone (312) 704-9000.

    Certain information, including, but not limited to, information relating to the Operating Partnership's properties, principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11, has been omitted from this Prospectus, because such information is not materially different from the information contained in the Company's periodic reports, proxy statements and other information filed by the Company with the Commission.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC. AND ITS SUBSIDIARIES, INCLUDING THE OPERATING PARTNERSHIP, AND ALL REFERENCES IN THIS PROSPECTUS TO THE "OPERATING PARTNERSHIP" REFER TO FIRST INDUSTRIAL, L.P. AND ITS SUBSIDIARIES.

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company currently operates include the following metropolitan areas: Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Atlanta, Georgia; Chicago, Illinois; Grand Rapids, Michigan; Indianapolis, Indiana; Central Pennyslvania; Nashville, Tennessee; St. Louis, Missouri; Columbus, Ohio; Cincinnati, Ohio; Des Moines, Iowa; Milwaukee, Wisconsin; Dayton, Ohio; and Cleveland, Ohio. As of December 31, 1996, the Company owned 379 in service properties containing an aggregate of approximately 32.7 million square feet of gross leasable area ("GLA") which was approximately 97% leased to over 990 tenants. The Company is a self-administered and fully integrated industrial real estate company.

    The Company is the sole general partner of, and, as of January 31, 1997, held approximately 88.4% of the outstanding units of partnership interest ("Units") in, the Operating Partnership. Approximately 11.6% of the outstanding Units are held by outside investors, including certain members of the Company's management. Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and, therefore, the Company's percentage interest in the Operating Partnership, will increase. Substantially all of the Company's assets are held by or through the Operating Partnership and the Operating Partnership receives substantially the same economic benefits as the Company.

    The Company was incorporated in Maryland in August 1993. The Operating Partnership was formed in Delaware in November 1993. The Company's and the Operating Partnership's executive offices are located at 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, and their telephone number is (312) 704-9000.

                                  RISK FACTORS

    In evaluating an investment in the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

REAL ESTATE INVESTMENT CONSIDERATIONS

GENERAL

    Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

RENEWAL OF LEASES AND RELETTING OF SPACE

    The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 5.5 million, 5.9 million and 5.4 million square feet of GLA expire in 1997, 1998 and 1999, respectively.

POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

TAX RISKS

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Certain Federal Income Tax Considerations."

EFFECT OF DISTRIBUTION REQUIREMENTS

    The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Certain Federal Income Tax Considerations."

RISKS ASSOCIATED WITH DEBT FINANCING AND LEVERAGE

    Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code.

BALLOON PAYMENTS

    The Company is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including a mortgage loan under which First Industrial Financing Partnership, L.P (the "Financing Partnership") borrowed $300 million (the "Mortgage Loan") and a $200 million unsecured revolving credit facility (the "Acquisition Facility") under which the Company, through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital. The Mortgage Loan and the Acquisition Facility provide for the repayment of principal in a lump-sum or "balloon" payment at maturity in 1999 (subject to a two-year extension at the Financing Partnership's option, subject to certain conditions) and 2000 (subject to successive one-year extensions at the Operating Partnership's option, subject to certain conditions), respectively. The Company's ability to make such payments may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the Mortgage Loan or the Acquisition Facility. The Mortgage Loan and certain other existing debt obligations of the Company are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS

    The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

RISING INTEREST RATES

    The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

RISKS ASSOCIATED WITH POSSIBLE CONFLICTS OF INTEREST

COMPETITION FROM OTHER BUSINESS INTERESTS OF CERTAIN OFFICERS AND DIRECTORS

    Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

TAX CONSEQUENCES TO CERTAIN OFFICERS AND DIRECTORS

    Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company will be invested in the Operating Partnership, which will use such proceeds for the above-described purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges plus preferred dividend requirements for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 were 1.80, 1.56 and 1.33, respectively. The Operating Partnership's ratios of earnings to fixed charges plus fixed preferred distributions of a limited partnership subsidiary of the Operating Partnership for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994 were 1.83, 1.54 and 1.33, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before disposition of interest rate protection agreement, gain on sales of properties, minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreement and deferred financing costs.

    With respect to the Company and the Operating Partnership, earnings were inadequate to cover fixed charges by approximately $3.4 million, $4.3 million and $3.9 million for the years ended December 31, 1993, 1992 and 1991, respectively, which periods were prior to the Company's initial public offering. No preferred stock of the Company was outstanding and no fixed preferred distributions were required during such years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an indenture (the "Indenture"), dated as of a date prior to the issuance of the Debt Securities to which it relates, between the Operating Partnership and a trustee (a "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture are summaries of certain provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

    The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) will have rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

TERMS

    GENERAL. The Debt Securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company) of the Operating Partnership has any obligation for the payment of principal of (or premium, if any) or interest, if any, on, or any other amount with respect to, the Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Indenture will provide that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) Whether such Debt Securities will be issued in certificated or book entry form;

    (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

    (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Indenture will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture will provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Operating
Partnership:

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture will require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture will require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture will require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture will require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture;
(f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders); PROVIDED, that in the case of an Event of Default described under clause (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

    The Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

    The Indenture will provide that, subject to provisions in the Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium or Make-Whole Amount, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the Indenture.

    Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

    The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt

Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under the Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and Amended and Restated Bylaws (the "Bylaws").

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

OUTSTANDING PREFERRED STOCK

    At February 13, 1997, the Company had outstanding 1,650,000 shares of 9 1/2% Series A Preferred Stock, $.01 par value ("Series A Preferred Stock"), constituting all of the Company's then outstanding Preferred Stock. The terms of the Series A Preferred Stock provide for a preference as to the payment of dividends over shares of Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, and for cumulative quarterly dividends at the rate of $2.375 per share per year. On and after November 17, 2000, the Series A Preferred Stock is subject to redemption, in whole or in part, at the option of the Company, at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends.

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

    The Series A Preferred Stock is also entitled to the benefits of a Guarantee and Payment Agreement between First Industrial Securities, L.P. ("Securities, L.P.") and its general partner, First Industrial Securities Corporation (each a subsidiary of the Company), for the benefit of American National Bank and Trust Company of Chicago as Guarantee Agent thereunder (the "Guarantee Agreement") pursuant to which Securities, L.P. has guaranteed, subject to the terms of the Guarantee Agreement, dividends on, and redemption and liquidation payments with respect to, the Series A Preferred Stock. No other Preferred Stock of the Company will be entitled to the benefits of the Guarantee Agreement.

    Except as expressly required by law and in certain other limited circumstances, the holders of the Series A Preferred Stock are not entitled to vote. The consent of holders of at least 66% of the outstanding Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith, voting as a single class, is required to authorize another class of shares senior to such Preferred Stock. The affirmative vote or consent of the holders of at least 66% of the outstanding shares of Series A Preferred Stock is required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary relating to the Series A Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities, including any Preferred Stock. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

    The Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with respect to such Depositary Receipts. The Company will agree that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the

Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

    In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At February 13, 1997, the Company had outstanding 30,043,617 shares of Common Stock.

TERMS

    Subject to the preferential rights of any other shares or series of stock (including Preferred Stock outstanding from time to time) and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc. of Cleveland, Ohio.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of Preferred Stock, at any time when any outstanding shares of Preferred Stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to Preferred Stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. The Company has received an opinion from Cahill Gordon & Reindel as to the conclusions of law expressed in this summary. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Securities.

TAXATION OF THE COMPANY

    In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation will enable the Company to continue so to qualify, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and certain partnerships through which the Company holds substantially all of its assets (the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

    To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds Preferred Stock interests in certain corporations that provide property management services to third parties; the Company has been advised by Cahill Gordon & Reindel, based on certain representations, that these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

    The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, Preferred Stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REIT's also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities covered by this Prospectus and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The financial statements and schedule thereto of the Company incorporated by reference in this Prospectus or elsewhere in the Registration Statement and the consolidated financial statements and schedule thereto of the Operating Partnership included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

              INDEX TO FINANCIAL STATEMENTS AND OTHER INFORMATION

                                                                                                               PAGE
                                                                                                            -----------

FINANCIAL STATEMENTS

  Report of Independent Accountants                                                                                F-2

  Consolidated Balance Sheets of First Industrial, L.P. (the "Partnership") as of September 30, 1996
    (unaudited) and December 31, 1995 and 1994                                                                     F-3

  Consolidated Statements of Operations of the Partnership for the nine month periods ended September 30,
    1996 (unaudited) and 1995 (unaudited), the year ended December 31, 1995 and the six month period ended
    December 31, 1994 and the Combined Statements of Operations of the Contributing Businesses for the six
    month period ended June 30, 1994 and the year ended December 31, 1993                                          F-4

  Consolidated Statements of Changes in Partners' Capital of the Partnership for the nine month period ended September 30, 1996 (unaudited), the year ended December 31, 1995, and the six month period ended
    December 31, 1994 and the Combined Statements of Changes in Net Deficit of the Contributing Businesses
    for the six month period ended June 30, 1994 and the year ended December 31, 1993                              F-5

  Consolidated Statements of Cash Flows of the Partnership for the nine month periods ended September 30,
    1996 (unaudited) and 1995 (unaudited), the year ended December 31, 1995 and the six month period ended
    December 31, 1994 and the Combined Statements of Cash Flows of the Contributing Businesses for the six
    month period ended June 30, 1994 and the year ended December 31, 1993                                          F-6

  Notes to Consolidated and Combined Financial Statements                                                          F-8

  Schedule III: Real Estate and Accumulated Depreciation                                                          F-25

OTHER INFORMATION

  Management's Discussion and Analysis of Financial Condition and Results of Operations                           F-32

  Selected Financial Data                                                                                         F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of First Industrial, L.P.
and the Contributing Businesses:

    We have audited the consolidated financial statements and the financial statement schedule of First Industrial, L.P. (the "Partnership") and the combined financial statements of the Contributing Businesses as listed on page F-1 of this Prospectus. These financial statements and the financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Industrial, L.P. as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995, and the six month period ended December 31, 1994 and of the Contributing Businesses for the six month period ended June 30, 1994 and the year ended December 31, 1993 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 12, 1997

                             FIRST INDUSTRIAL, L.P.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                          -------------------------------------
                                                           SEPTEMBER    DECEMBER     DECEMBER
                                                              30,          31,          31,
                                                             1996         1995         1994

                                                          -------------------------------------
                                                          (UNAUDITED)
                                            ASSETS
  Investment in Real Estate:
    Land................................................   $ 141,405    $ 109,227    $  98,193
    Buildings and Improvements..........................     806,073      645,872      567,130
    Furniture, Fixtures and Equipment...................       1,662        2,024        2,159
    Construction in Progress............................      15,581          393        2,126
    Less: Accumulated Depreciation......................     (85,018)     (68,749)     (49,314)
                                                          -----------  -----------  -----------
      Net Investment in Real Estate.....................     879,703      688,767      620,294

  Cash and Cash Equivalents.............................       4,538        8,373        8,986
  Restricted Cash.......................................       9,567       11,732       13,203
  Tenant Accounts Receivable, Net.......................       4,938        2,561        3,797
  Deferred Rent Receivable..............................       8,416        7,676        6,092
  Interest Rate Protection Agreements, Net..............       8,415        8,529       16,605
  Deferred Financing Costs, Net.........................       8,091        9,422       12,142
  Prepaid Expenses and Other Assets.....................      19,944       20,247        9,869
                                                          -----------  -----------  -----------
    Total Assets........................................   $ 943,612    $ 757,307    $ 690,988
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

                               LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage Loans Payable................................   $ 392,338    $ 346,850    $ 300,000
  Construction Loans Payable............................      --            4,873       --
  Acquisition Facilities Payable........................      62,310       48,235       48,700
  Promissory Notes Payable..............................       9,919       --           --
  Accounts Payable and Accrued Expenses.................      20,810       12,819       12,760
  Rents Received in Advance and Security Deposits.......       4,894        4,124        3,704
  Distributions Payable.................................      12,802        9,954        9,648
                                                          -----------  -----------  -----------
    Total Liabilities...................................     503,073      426,855      374,812
                                                          -----------  -----------  -----------
Minority Interest.......................................      44,055       43,683        2,632
Commitments and Contingencies...........................      --           --           --
Partners' Capital:
    Total Partners' Capital.............................     396,484      286,769      313,544
                                                          -----------  -----------  -----------
    Total Liabilities and Partners' Capital.............   $ 943,612      757,307    $ 690,988
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                               ---------------------------------------------------------------------------------
                                                  THE PARTNERSHIP
                               -----------------------------------------------------
                                                                             SIX       CONTRIBUTING BUSINESSES
                                   NINE                                    MONTHS     --------------------------
                               MONTHS ENDED      NINE       YEAR ENDED      ENDED          SIX       YEAR ENDED
                                SEPTEMBER    MONTHS ENDED    DECEMBER     DECEMBER    MONTHS ENDED    DECEMBER
                                   30,       SEPTEMBER 30,      31,          31,        JUNE 30,         31,
                                   1996          1995          1995         1994          1994          1993

                               ---------------------------------------------------------------------------------
                               (UNAUDITED)    (UNAUDITED)
Revenues:
  Rental Income                 $   78,054     $  61,680     $  83,522    $  36,883     $  18,041     $  26,814
  Tenant Recoveries and Other
    Income                          23,407        16,852        22,952        9,674         4,775         6,423
                               ------------  -------------  -----------  -----------  -------------  -----------
    Total Revenues                 101,461        78,532       106,474       46,557        22,816        33,237
                               ------------  -------------  -----------  -----------  -------------  -----------
Expenses:
  Real Estate Taxes                 17,061        12,563        16,998        7,409         3,273         4,947
  Repairs and Maintenance            4,231         2,953         3,872        1,582         1,225         1,587
  Property Management                3,372         2,563         3,539        1,357           677         1,006
  Utilities                          2,758         1,567         2,060          822           570           748
  Insurance                            824           676           903          385           184           186
  Other                                736           573           930          298           107           358
  General and Administrative         2,321         2,428         3,792        1,047           795         1,416
  Interest Expense                  21,600        21,109        28,591       10,588         9,868        14,595
  Interest Expense
    (affiliated)                    --            --            --           --             1,905         3,592
  Amortization of Interest
    Rate Protection
    Agreements and Deferred
    Financing Costs                  2,412         3,684         4,438        2,904           858           997
  Depreciation and Other
    Amortization                    20,456        16,320        22,264        9,802         4,744         7,105
  Disposition of Interest
    Rate
    Protection Agreement            --             6,410         6,410       --            --            --
                               ------------  -------------  -----------  -----------  -------------  -----------
    Total Expenses                  75,771        70,846        93,797       36,194        24,206        36,537
                               ------------  -------------  -----------  -----------  -------------  -----------
Income (Loss) Before Gain on
  Sales of Properties,
  Management and Construction
  (Loss), Minority Interest
  and Extraordinary (Loss)          25,690         7,686        12,677       10,363        (1,390)       (3,300)
Gain on Sales of Properties          4,320        --            --           --            --            --
                               ------------  -------------  -----------  -----------  -------------  -----------
Income (Loss) Before
  Management and Construction
  (Loss), Minority Interest
  and Extraordinary Item            30,010         7,686        12,677       10,363        (1,390)       (3,300)
Management and Construction
  (Loss)                            --            --            --           --               (81)          (99)
Income Allocated to Minority
  Interest                          (3,178)          (65)         (554)         (69)       --            --
                               ------------  -------------  -----------  -----------  -------------  -----------
Income (Loss) Before
  Extraordinary (Loss)              26,832         7,621        12,123       10,294        (1,471)       (3,399)
Extraordinary (Loss)                  (821)       --            --           --            (1,449)       --
                               ------------  -------------  -----------  -----------  -------------  -----------
  Net Income (Loss)             $   26,011     $   7,621     $  12,123    $  10,294     $  (2,920)    $  (3,399)
                               ------------  -------------  -----------  -----------  -------------  -----------
                               ------------  -------------  -----------  -----------  -------------  -----------

    The accompanying notes are in integral part of the financial statements.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES
                      IN PARTNERS' CAPITAL AND NET DEFICIT

                             (DOLLARS IN THOUSANDS)

                                           ---------------------------------------------------------
                                                                            CONTRIBUTING     THE
                                                        THE PARTNERSHIP     BUSINESSES   PARTNERSHIP
                                                      --------------------  -----------  -----------
                                                       GENERAL    LIMITED       NET       MINORITY
                                             TOTAL     PARTNER   PARTNERS     DEFICIT     INTEREST
                                           ---------------------------------------------------------
Balance at December 31, 1992.............  $ (32,876) $  --      $  --       $ (32,876)   $  --
  Contributions..........................      2,671        216     --           2,455       --
  Distributions..........................     (3,944)    --         --          (3,944)      --
  Net Loss...............................     (3,399)    --         --          (3,399)      --
                                           ---------  ---------  ---------  -----------  -----------
Balance at December 31, 1993.............    (37,548)       216     --         (37,764)      --
  Contributions..........................    343,501    324,705     --          18,796        2,615
  Distributions..........................    (29,011)    --         --         (29,011)      --
  Net Loss...............................     (2,920)    --         --          (2,920)      --
  Acquisition and Contribution of
    Contributing Businesses' Interests...     18,112    (53,869)    21,082      50,899       --
                                           ---------  ---------  ---------  -----------  -----------
Balance at June 30, 1994.................    292,134    271,052     21,082      --            2,615
  Contribution...........................     30,412     30,412     --          --
  Distributions..........................    (19,296)   (17,843)    (1,453)     --              (52)
  Net Income.............................     10,294      9,519        775      --               69
                                           ---------  ---------  ---------  -----------  -----------
Balance at December 31, 1994.............    313,544    293,140     20,404      --            2,632
  Contribution...........................     --         --         --          --           41,302
  Distributions..........................    (38,898)   (36,003)    (2,895)     --             (805)
  Unit Conversion........................     --          1,005     (1,005)     --           --
  Net Income.............................     12,123     11,215        908      --              554
                                           ---------  ---------  ---------  -----------  -----------
Balance at December 31, 1995.............    286,769    269,357     17,412      --           43,683
                                           ---------  ---------  ---------  -----------  -----------
  Contribution (Unaudited)...............    122,022    106,343     15,679      --              406
  Distributions (Unaudited)..............    (38,318)   (35,299)    (3,019)     --           (3,212)
  Unit Conversion (Unaudited)............     --            203       (203)     --           --
  Net Income (Unaudited).................     26,011     24,068      1,943      --            3,178
                                           ---------  ---------  ---------  -----------  -----------
Balance at September 30, 1996
(Unaudited)..............................  $ 396,484  $ 364,672  $  31,812   $  --        $  44,055
                                           ---------  ---------  ---------  -----------  -----------
                                           ---------  ---------  ---------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  ----------------------------------------------------------------------------------------
                                                       THE PARTNERSHIP                          CONTRIBUTING BUSINESSES
                                  ----------------------------------------------------------  ----------------------------

                                      NINE           NINE                           SIX            SIX
                                  MONTHS ENDED   MONTHS ENDED    YEAR ENDED    MONTHS ENDED   MONTHS ENDED    YEAR ENDED
                                  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                      1996           1995           1995           1994           1994           1993
                                  ----------------------------------------------------------------------------------------
                                   (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net Income (Loss)                 $  26,011      $   7,621      $  12,123      $  10,294      $  (2,920)     $  (3,399)
  Income Allocated to Minority
    Interest                            3,178             65            554             69         --             --
                                  -------------  -------------  -------------  -------------  -------------  -------------
  Income (Loss) Before Minority
    Interest                           29,189          7,686         12,677         10,363         (2,920)        (3,399)
  Adjustments to Reconcile Net
    Income (Loss) to Net Cash
  Provided by Operating
    Activities:
    Depreciation                       17,888         14,355         19,440          8,713          4,661          6,697
    Amortization of Interest
      Rate Protection Agreement
      and Deferred Financing
      Costs                             2,412          3,684          4,438          2,904            858            997
    Other Amortization                  2,568          1,965          2,824          1,089             83            408
    Gain on Sales of Properties        (4,320)        --             --             --             --             --
    Provision for Bad Debts               200             93            352            148         --                286
    Extraordinary Loss                    821         --             --             --              1,449         --
    Loss from Disposition of
      Interest Rate Protection
      Agreement                        --              6,410          6,410         --             --             --
    (Increase) in Accounts
      Receivable and Other
      Assets                           (4,782)          (336)        (8,372)        (6,474)        (4,544)        (4,475)
    (Increase) in Deferred Rent
      Receivable                         (740)        (1,341)        (1,584)        (1,122)           (92)          (221)
    Increase (Decrease) in
      Accounts Payable and
      Accrued Expenses                  2,724         (2,394)         1,308          7,909          7,807          8,407
    Organization Costs                 --               (117)          (153)        (1,610)        (1,466)        --
    (Increase) Decrease in
      Restricted Cash                     926         (1,268)        (2,278)        (3,966)          (810)        --
                                  -------------  -------------  -------------  -------------  -------------  -------------
      Net Cash Provided by
        Operating Activities           46,886         28,737         35,062         17,954          5,026          8,700
                                  -------------  -------------  -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of and Additions to
    Investment in Real Estate        (175,894)       (71,987)       (87,908)       (72,913)      (367,257)       (17,124)
  Proceeds from Sales of
    Investment in Real Estate          12,119         --             --             --             --             --
  (Increase) Decrease in
    Restricted Cash                     1,239          3,108          3,749           (927)        (7,500)        --
                                  -------------  -------------  -------------  -------------  -------------  -------------
      Net Cash Used in Investing
        Activities                   (162,536)       (68,879)       (84,159)       (73,840)      (374,757)       (17,124)
                                  -------------  -------------  -------------  -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)

                                  ----------------------------------------------------------------------------------------
                                                       THE PARTNERSHIP                          CONTRIBUTING BUSINESSES
                                  ----------------------------------------------------------  ----------------------------

                                      NINE           NINE                           SIX            SIX
                                  MONTHS ENDED   MONTHS ENDED    YEAR ENDED    MONTHS ENDED   MONTHS ENDED    YEAR ENDED
                                  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                      1996           1995           1995           1994           1994           1993
                                  ----------------------------------------------------------------------------------------
                                   (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Contributions                       106,749         --             41,302         25,604        348,243          2,455
  Distributions                       (38,402)       (29,197)       (39,703)        (9,700)       (29,011)        (3,944)
  Proceeds from Mortgage Loans
    Payable                            36,750          9,040         52,850         --            381,743         19,270
  Repayments on Mortgage Loans
    Payable                              (679)        --             (6,000)        --           (268,935)        (8,688)
  Proceeds from Acquistion
    Facilities Payable                 75,197         60,800         83,943         48,700          5,000         --
  Repayments on Acquisition
    Facilities Payable                (61,121)        --            (84,408)        (5,000)        --             --
  Proceeds from Construction
    Loans Payable                      --             --              4,873         --             --             --
  Repayment on Construction
    Loans Payable                      (4,873)        --             --             --             --             --
  Repayment of Notes Payable           --             --             --             --            (34,553)        --
  Cost of Debt Issuance and
    Interest Rate Protection
    Agreement                          (1,806)        (2,149)        (4,373)        (2,181)       (28,335)        --
                                  -------------  -------------  -------------  -------------  -------------  -------------
      Net Cash Provided by
        Financing Activities          111,815         38,494         48,484         57,423        374,152          9,093
                                  -------------  -------------  -------------  -------------  -------------  -------------
Net Increase (Decrease) in Cash
  and Cash Equivalents                 (3,835)        (1,648)          (613)         1,537          4,421            669
Cash and Cash Equivalents,
  Beginning of Period                   8,373          8,986          8,986          7,449          3,028          2,359
                                  -------------  -------------  -------------  -------------  -------------  -------------
Cash and Cash Equivalents, End
  of Period                         $   4,538      $   7,338      $   8,373          8,986      $   7,449      $   3,028
                                  -------------  -------------  -------------  -------------  -------------  -------------
                                  -------------  -------------  -------------  -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

1.  ORGANIZATION AND FORMATION

First Industrial, L.P. (the "Partnership") was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the "Company") with an approximate 91.8% ownership interest at September 30, 1996. The Company is a real estate investment trust (REIT) as defined in the Internal Revenue Code. The Company is continuing the business of The Shidler Group and the Other Contributing Business (defined below). The Company's operations are conducted primarily through the Partnership. As of September 30, 1996, the Partnership owned 328 in-service properties located in 14 states, containing an aggregate of approximately 29.9 million square feet (unaudited) of gross leasable area. Of the 328 properties owned by the Partnership 85 are held directly by the Partnership, 195 are held by First Industrial Financing Partnership, L.P. (the "Financing Partnership"), 19 are held by First Industrial Securities, L.P. (the "Securities Partnership"), 23 are held by First Industrial Mortgage Partnership, L.P. (the "Mortgage Partnership"), 2 are held by First Industrial Pennsylvania Partnership, L.P. (the "Pennsylvania Partnership"), 3 are held by First Industrial Harrisburg, L.P. (the "Harrisburg Partnership") and 1 is held by First Industrial Indianapolis, L.P. (the "Indianapolis Partnership").

    On June 30, 1994, the Company completed its initial public offering of 16,175,000 shares of $.01 par value common stock (the "Initial Offering") and, in July 1994, issued an additional 1,400,000 shares pursuant to an over-allotment option. The proceeds per share in the Initial Offering and the over-allotment option was $23.50, resulting in gross offering proceeds of approximately $389,512. Net of underwriters' discount and total offering expenses, the Company received approximately $355,217 in proceeds from the Initial Offering and the over-allotment option. On June 30, 1994, the Company (through the Financing Partnership) borrowed $300,000 (the "1994 Mortgage Loan") from an institutional lender. The net proceeds from the Initial Offering and the 1994 Mortgage Loan were used primarily to acquire properties, repay indebtedness and pay certain fees and expenses. The Company and the Partnership commenced operations on July 1, 1994 upon the effective completion of the Initial Offering.

    In February 1996, the Company completed an offering of 5,175,000 shares of $.01 par value common stock. The net proceeds received from the Initial Offering and the February 1996 Offering are reflected in the Partnership's consolidated financial statements as contributions.

2.  BASIS OF PRESENTATION

The Company is the sole stockholder of First Industrial Finance Corporation, First Industrial Securities Corporation, First Industrial Mortgage Corporation, First Industrial Pennsylvania Corporation, First Industrial Harrisburg Corporation and First Industrial Indianapolis Corporation which are the sole 1% general partner of the Financing Partnership, the Securities Partnership, the Mortgage Partnership, the Pennsylvania Partnership, the Harrisburg Partnership and Indianapolis Partnership, respectively, collectively referred to as the "Subsidiary Partnerships". The Partnership is the sole 99% limited partner of the Subsidiary Partnerships. The consolidated financial statements of the Partnership at September 30, 1996, December 31, 1995 and 1994 and for the nine month periods ended September 30, 1996 and 1995, the year ended December 31, 1995 and the six month period ended December 31, 1994 include the accounts and operations of the Partnership and its Subsidiary Partnerships. All significant intercompany transactions have been eliminated in consolidation.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

2.  BASIS OF PRESENTATION (CONTINUED)
    The combined statements of operations, changes in partners' capital and net deficit and cash flows for the six months ended June 30, 1994 and the year ended December 31, 1993 reflect the operations, equity and deficit and cash flows of the properties and business contributed by the Shidler Group and the properties and business contributed by three other contributing businesses (the "Other Contributing Businesses" and with the Shidler Group, the "Contributing Businesses") at or prior to the consummation of the Initial Offering.

    Purchase accounting has been applied when ownership interests in properties were acquired for cash. The historical cost basis of properties has been carried over when the Contributing Businesses ownership interests were exchanged for units in the Partnership (the "Units") and purchase accounting has been used for all other properties that were acquired for Units.

    Minority interest in the Partnership at September 30, 1996 and December 31, 1995 and 1994 represents approximately 1% of the aggregate partnership interest in the Subsidiary Partnerships held by the general partners.

    In 1995, the Company issued 1.65 million shares of 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Shares"). The payment of dividends on, and payments on liquidation or redemption of, the Series A Preferred Shares are guaranteed by First Industrial Securities Corporation (the "Guarantor") which is the general partner of the Securities Partnership. The Guarantor has a preferred limited partner interest in the Securities Partnership which entitles it to receive a fixed quarterly distribution equal to the fixed quarterly dividend the Company pays to its Series A preferred shareholders. It also entitles the Guarantor to a preferred liquidation preference equal to the redemption price of any Series A Preferred Shares. To the extent the Company shall fail to make any payment of dividends or pay any portion of the liquidation preference on or the redemption price of any Series A Preferred Shares, the Guarantor will be obligated to pay an amount to each holder of Series A Preferred Shares equal to any such shortfall. The Guarantor will be required to liquidate its preferred limited partnership interest in the Securities Partnership to meet this obligation.

    The gross proceeds from the issuance of the Series A Preferred Shares in the amount of $41,250 was contributed to the Securities Partnership by the Company. Such amount is reflected in the consolidated financial statements of the Partnership in 1995 as a minority interest contribution. Net income in the consolidated financial statements related to the operations of Securities L.P. has been allocated first to the Guarantor as a minority interest equal to the fixed quarterly distribution. Net income in excess of the fixed distribution is allocated in accordance with the respective partners' ownership interests.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In order to conform with generally accepted accounting principles, management, in preparation of the Partnership's financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of September 30, 1996, December 31, 1995 and 1994, and the reported amounts of revenues and expenses for the nine month periods ended September 30, 1996 and 1995 and for the year ended December 31, 1995, the six month period ended December 31, 1994, the six month period ended June 30, 1994 and the year ended December 31, 1993. Actual results could differ from those estimates.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION:

Rental income is recognized on a straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant recovery income includes payments from tenants for taxes, insurance and other property operating expenses and is recognized as revenues in the same period the related expenses are incurred by the Partnership.

    The Partnership provides an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the consolidated balance sheets are shown net of an allowance for doubtful accounts of $700, $500 and $148 as of September 30, 1996 and December 31, 1995 and 1994, respectively.

INVESTMENT IN REAL ESTATE AND DEPRECIATION:

Effective January 1, 1995, the Partnership adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    Real estate assets are carried at the lower of depreciated cost or fair value as determined by the Partnership. The Partnership reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. First, to determine if impairment may exist, the Partnership reviews its properties and identifies those which have had either an event of change or event of circumstances warranting further assessment of recoverability. Then, the Partnership estimates the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists. Interest expense, real estate taxes and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets. Depreciation expense is computed using the straight-line method based on the following useful lives:

                                                                                   -----------

                                                                                      YEARS
                                                                                   -----------
Buildings and Improvements.......................................................  31.5 to 40
Land Improvements................................................................  15
Furniture, Fixtures and Equipment................................................  5 to 10

    Construction expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred. Expenditures for improvements are capitalized.

    When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss.

CASH AND CASH EQUIVALENTS:

Cash and Cash Equivalents include all cash and liquid investments with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES:

In accordance with partnership taxation, each of the partners of the Partnership are responsible for reporting their shares of taxable income or loss. Accordingly, no provision has been made in the accompanying consolidated and combined financial statements.

    The Partnership and certain of its Subsidiary Partnerships are subject to certain state and local income, excise and franchise taxes. The provision for such state and local taxes has been reflected in general and administrative expense in the consolidated statement of operations and has not been separately stated due to its insignificance.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Partnership's financial instruments include short-term investments, tenant accounts receivable, accounts payable, other accrued expenses and mortgage loans payable. The fair values of these financial instruments were not materially different from their carrying or contract values. The Partnership's financial instruments also include interest rate protection agreements. See Note 4 below.

DEFERRED FINANCING COSTS:

Deferred financing costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the respective loans. Accumulated amortization of deferred financing costs was $5,892, $3,593 and $1,059, as of September 30, 1996 and December 31, 1995 and
1994, respectively. Unamortized deferred financing fees are written-off when debt is retired before the maturity date.

4. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS PAYABLE AND PROMISSORY NOTES PAYABLE

MORTGAGE LOANS:

On June 30, 1994, the Partnership, in connection with the Initial Offering and through the Financing Partnership, borrowed $300,000 under a mortgage loan (the "1994 Mortgage Loan"). The 1994 Mortgage Loan is cross-collateralized by, among other things, first mortgage liens on the 195 properties owned by the Financing Partnership. The 1994 Mortgage Loan will mature on June 30, 1999, unless extended by the Partnership, subject to certain conditions, for an additional two-year period, thereby maturing on June 30, 2001. The Partnership has guaranteed certain obligations of the Financing Partnership under the 1994 Mortgage Loan. The 1994 Mortgage Loan provides for interest only payments which have been effectively fixed at a rate of 6.97% through June 30, 2001. Interest payable related to the 1994 Mortgage Loan was $1,705, $1,905 and $1,912 as of September 30, 1996, December 31, 1995 and 1994, respectively. Payments to (from) the Partnership under the interest rate protection agreements during the nine months ended September 30, 1996 and 1995 and the twelve months ended December 31, 1995 and the six month period ended December 31, 1994 totaled $(224), $691, $584 and $51, respectively, which have been included as an offset to interest expense.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

4. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS PAYABLE AND PROMISSORY NOTES PAYABLE (CONTINUED)
    In conjunction with obtaining the 1994 Mortgage Loan, the Partnership purchased an interest rate protection agreement which effectively limited the interest rate during the initial five-year term of the 1994 Mortgage Loan to 7.2% per annum. Prior to the subsequent replacement of the interest rate protection agreement, its cost of $18,450 had been capitalized and was being amortized over the five-year term of the agreement.

    Effective July 1, 1995, the Partnership replaced such interest rate protection agreement with new interest rate protection agreements and entered into interest rate swap agreements, which together effectively fix the annual interest rate on the 1994 Mortgage Loan at 6.97% for six years through June 30, 2001. As a result of the replacement of the interest rate protection agreement, the Partnership incurred a one-time loss of $6.4 million, of which $6.3 million represents the difference between the unamortized cost of the replaced interest rate protection agreement and the cost of the new agreements. In the event that the Partnership does not exercise the two-year option to extend the 1994 Mortgage Loan, the risk associated with the interest rate protection agreements is that the Partnership would be obligated to perform its obligations under the terms or would either pay or receive cash to terminate the agreement. In either event, the impact of such transaction would be reflected in the Partnership's financial statements. The costs of the new interest rate protection agreements have been capitalized and are being amortized over the respective terms of the agreements. Under the terms of the new interest rate protection agreements, certain collateral may be required to be set aside for amounts that could become due under the agreement. At September 30, 1996 and December 31, 1995, cash collateral of $0 and $2,557, respectively, was included in restricted cash. Accumulated amortization on the interest protection agreements was $184, $60 and $1,845 as of September 30, 1996, December 31, 1995 and December 31, 1994, respectively.

    As of September 30, 1996, the fair market value of the new interest rate protection agreements and the interest rate swap agreements was approximately $11,665, which exceeded the $8,415 net book value by approximately $3,250. The fair market value was determined by a third party evaluation and is based on estimated discounted future cash flows.

    Under the terms of the 1994 Mortgage Loan, certain cash reserves are required to be and have been set aside for payments of tenant improvements, capital expenditures, interest, real estate taxes, insurance and potential environmental costs. The amount of cash reserves for payment of potential environmental costs was determined by the lender and were established at the closing of the 1994 Mortgage Loan. The amounts included in the cash reserves relating to payments of tenant improvements, capital expenditures, interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such item. As of September 30, 1996 and December 31, 1995 and 1994, these reserves totaled $8,180, $8,552 and $11,026, respectively, and are included in Restricted Cash. Such cash reserves were invested in a money market fund at September 30, 1996. The maturity of these investments is one day. Accordingly, cost approximates fair market value.

    On December 29, 1995 the Mortgage Partnership borrowed $40,200 under a mortgage loan (the "1995 Mortgage Loan") from an institutional lender. The 1995 Mortgage Loan matures on January 11, 2026 and provides for interest only payments through January 11, 1998, after which monthly principal and interest payments are required based on a 28-year amortization schedule. The interest rate under the 1995

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

4. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS PAYABLE AND PROMISSORY NOTES PAYABLE (CONTINUED)
Mortgage Loan is fixed at 7.22% per annum through January 11, 2003. After January 11, 2003, the interest rate adjusts through a predetermined formula based on the applicable Treasury rate. Interest payable related to the 1995 Mortgage Loan was $168 and $24 at September 30, 1996 and December 31, 1995, respectively. The 1995 Mortgage Loan is collateralized by 23 properties held by the Mortgage Partnership.

    Under the terms of the 1995 Mortgage Loan, certain cash reserves are required to be and have been set aside for payments of tenant improvements, capital expenditures, interest, real estate taxes and insurance. The amounts included in the cash reserves relating to tenant improvements, capital expenditures, payments of interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such items. As of September 30, 1996 and December 31, 1995, these reserves totaled $1,387 and $388 and are included in Restricted Cash. Such cash reserves were invested in a money market fund at September 30, 1996. The maturity of these investments is one day. Accordingly, cost approximates fair market value.

    On December 14, 1995, the Partnership, through the Harrisburg Partnership, entered into a $6,650 mortgage loan (the "Harrisburg Mortgage Loan") that is collateralized by three properties in Harrisburg, Pennsylvania. The Harrisburg Mortgage Loan bears interest at a rate based on LIBOR plus 1.5% or prime plus 2.25%, at the Partnership's option, and provides for interest only payments through May 31, 1996, with monthly principal and interest payments required subsequently based on a 26.5-year amortization schedule. At September 30, 1996, the interest rate was 7.0%. The Harrisburg Mortgage Loan will mature on December 15, 2000.

    On March 20, 1996, the Partnership and the Indianapolis Partnership, entered into a $36,750 mortgage loan (the "CIGNA Loan") that is collateralized by seven properties in Indianapolis, Indiana and three properties in Cincinnati, Ohio. The CIGNA Loan bears interest at a fixed interest rate of 7.5% and provides for monthly principal and interest payments based on a 25-year amortization schedule. The CIGNA Loan will mature on April 1, 2003. Interest payable related to the CIGNA Loan was $0 at September 30, 1996.

    On March 20, 1996, the Partnership assumed a $6,424 mortgage loan and a $2,993 mortgage loan (together, the "Assumed Loans") that are collateralized by 13 properties in Indianapolis, Indiana and one property in Indianapolis, Indiana, respectively. The Assumed Loans bear interest at a fixed rate of 9.25% and provide for monthly principal and interest payments based on a 16.75-year amortization schedule. The Assumed Loans will mature on January 1, 2013. Interest payable related to the Assumed Loans was $0 at September 30, 1996.

ACQUISITION FACILITIES:

On June 30, 1994, the Partnership entered into a three-year, $100,000 collateralized revolving credit facility (the "1994 Acquisition Facility") . During the quarter ended June 30, 1995, the capacity of the 1994 Acquisition Facility was increased to $150,000. The Partnership may borrow under the facility to finance the acquisition of additional properties and for other partnership purposes, including to obtain additional working capital. The general partner of the Partnership has guaranteed repayment of the 1994 Acquisition Facility. The 1994 Acquisition Facility will mature on June 29, 1997 (see Note 10). As of September 30,

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

4. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS PAYABLE AND PROMISSORY NOTES PAYABLE (CONTINUED)
1996 and December 31, 1995 and 1994, borrowings under the 1994 Acquisition totaled $62,310, $36,941 and $48,700, respectively. Borrowings under the 1994 Acquisition Facility bore interest at a floating rate equal to LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Partnership's election. Effective July 12, 1996, the lenders reduced the interest rate to LIBOR plus 1.75%. Under the 1994 Acquisition Facility, LIBOR contracts are entered into by the Partnership as draws are made. At September 30, 1996, the weighted average interest rate was approximately 7.5%. Interest payable related to the 1994 Acquisition Facility was $227, $488 and $130 as of September 30, 1996, and December 31, 1995 and 1994, respectively. The borrowings under the 1994 Acquisition Facility are cross-collateralized by 26 properties held by the Partnership. The 1994 Acquisition Facility contains certain financial covenants relating to debt service coverage, market value net worth, distribution payout ratio, and total funded indebtedness.

    In addition, in December 1995, the Partnership entered into a $24,219 collateralized revolving credit facility (the "1995 Acquisition Facility") with a commercial bank. The 1995 Acquisition Facility was paid off in full and retired in February 1996 with a portion of the proceeds from a capital contribution from the general partner of the Partnership. The 1995 Acquisition Facility was collateralized by six properties held by the Partnership and bore interest at a floating rate of LIBOR plus 2.45%. As of December 31, 1995, borrowings under the 1995 Acquisition Facility were $11,294 and bore interest at a rate of 8.3%. Interest payable related to the 1995 Acquisition Facility was $27 at December 31, 1995.

    In May 1996, the Partnership entered into a $10,000 collateralized revolving credit facility (the "1996 Credit Line") with a commercial bank. The 1996 Credit Line is collateralized by three properties held by the Partnership. The general partner of the Partnership has guaranteed repayment of the 1996 Credit Line. Borrowings under the 1996 Credit Line bear interest at a floating rate from LIBOR plus 2.45% to LIBOR plus 2.75%, depending on the term of the interest rate option. The 1996 Credit Line will mature on December 14, 1998. As of September 30, 1996 there were no borrowings under the 1996 Credit Line.

    In September 1996, the Partnership entered into a $40,000 revolving credit facility ("1996 Acquisition Facility"). The Partnership may borrow under the facility to finance the acquisition of additional properties and for other corporate purposes, including to obtain additional working capital. The general partner of the Partnership has guaranteed the repayment of the 1996 Acquisition Facility. The 1996 Acquisition Facility will mature on March 31, 1997. At September 30, 1996 there were no borrowings under the 1996 Acquisition Facility. Borrowings under the 1996 Acquisition Facility bear interest at a floating rate of LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Partnership's election. Interest payable related to the 1996 Acquisition Facility was $0 at September 30, 1996. The borrowings under the 1996 Acquisition Facility are cross-collateralized by 17 properties held directly by the Partnership. The 1996 Acquisition Facility contains certain financial covenants relating to debt service coverage, market value net worth, distribution payout ratio and total funded indebtedness.

CONSTRUCTION LOANS:

In 1995, the Partnership entered into two construction loans with commercial banks providing total funding commitments of $5,860. At December 31, 1995, the Partnership had borrowed $4,873 under such construction loans which are collateralized by two properties held directly by the Partnership. Such borrowings bore interest at LIBOR plus 2.0% and provide for interest only payments. The construction

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

4. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS PAYABLE AND PROMISSORY NOTES PAYABLE (CONTINUED) loans have maturity dates of November 2 and December 21, 1996. Both construction loans were paid off in full and retired in February 1996 with a portion of the proceeds from a capital contribution from the general partner of the Partnership.

PROMISSORY NOTES PAYABLE:

On September 30, 1996, the Partnership entered into a $6,489 promissory note and a $3,430 promissory note (collectively referred to as "Promissory Notes") as partial consideration for the purchase of two properties in Columbus, Ohio. The $6,489 promissory note is collateralized by a letter of credit pledge by the Partnership in the amount of $2,715. The $3,430 promissory note is collaterialized by a letter of credit pledge by the Partnership in the amount of $967. Both promissory notes bear interest at 8% and mature on January 6, 1997. The Promissory Notes were paid off on January 6, 1997. Interest payable related to both promissory notes was $0 at September 30, 1996.

    The following is a schedule of maturities of the mortgage loans, acquisition facilities and promissory notes as of September 30, 1996 for the next five years ending December 31, and thereafter:

                                                                                    ----------

                                                                                      AMOUNT
                                                                                    ----------
1996                                                                                $      191
1997                                                                                    73,289
1998                                                                                     1,563
1999                                                                                   301,710
2000                                                                                     7,328
Thereafter                                                                              80,486
                                                                                    ----------
    Total                                                                           $  464,567
                                                                                    ----------
                                                                                    ----------

    The $300,000 1994 Mortgage Loan maturing in 1999 may be extended at the Partnership's option, subject to certain conditions, for an additional two years, thereby maturing on June 30, 2001.

5.  RELATED PARTY TRANSACTIONS

The Partnership leases office space in Chicago, Illinois from an affiliate of The Shidler Group at an aggregate annual cost of approximately $131.

    On December 5, 1994, the Partnership purchased for approximately $.9 million, five acres of land from a partnership in which an officer and director of the general partner of the Partnership owns approximately a 2.5% general partner interest.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

6.  FUTURE RENTAL REVENUES

The Partnership's properties are leased to tenants under net and semi-net operating leases. Minimum lease payments receivable, excluding tenant reimbursements of expenses, under noncancelable operating leases in effect as of December 31, 1995 are approximately as follows:

1996                                                                $  83,070
1997                                                                   70,786
1998                                                                   58,090
1999                                                                   45,578
2000                                                                   34,426
Thereafter                                                             84,069
                                                                    ---------
    Total                                                           $ 376,019
                                                                    ---------
                                                                    ---------

7.  SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

Supplemental disclosure of cash flow information:

                                     ------------------------------------------------------------------------------------
                                      NINE MONTHS    NINE MONTHS                  SIX MONTHS    SIX MONTHS
                                         ENDED          ENDED       YEAR ENDED       ENDED         ENDED      YEAR ENDED
                                     SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                         1996           1995           1995          1994          1994          1993

                                     ------------------------------------------------------------------------------------
Interest paid, net of capitalized
  interest                             $  21,812     $    20,540    $   28,248     $   8,598     $  13,697    $   15,829
                                     -------------  -------------  ------------       ------    -----------  ------------
                                     -------------  -------------  ------------       ------    -----------  ------------
Interest capitalized                   $     251     $       294    $      324     $      50     $  --        $       13
                                     -------------  -------------  ------------       ------    -----------  ------------
                                     -------------  -------------  ------------       ------    -----------  ------------
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING
  ACTIVITIES:
Distribution payable on Units          $  12,802     $     9,648    $    9,954     $   9,648     $  --        $   --
                                     -------------  -------------  ------------       ------    -----------  ------------
                                     -------------  -------------  ------------       ------    -----------  ------------
Sale of interest rate protection
  agreement                            $  --         $   (12,852)   $  (12,852)    $  --         $  --        $   --
Purchase of interest rate
  protection and swap agreements          --              12,852        12,852        --            --            --
                                     -------------  -------------  ------------       ------    -----------  ------------
                                       $  --         $         0    $        0     $  --         $  --        $   --
                                     -------------  -------------  ------------       ------    -----------  ------------
                                     -------------  -------------  ------------       ------    -----------  ------------

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

7.  SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS (CONTINUED)

                                     ------------------------------------------------------------------------------------
                                      NINE MONTHS    NINE MONTHS                  SIX MONTHS    SIX MONTHS
                                         ENDED          ENDED       YEAR ENDED       ENDED         ENDED      YEAR ENDED
                                     SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                         1996           1995           1995          1994          1994          1993

                                     ------------------------------------------------------------------------------------
IN CONJUNCTION WITH THE
  PROPERTY ACQUISITIONS, THE
  FOLLOWING ASSETS AND
  LIABILITIES WERE ASSUMED
  AND UNITS EXCHANGED:
Purchase of real estate        $ 178,817    $  46,996    $  63,855    $  66,230    $ 372,642    $  10,886
Accounts receivable               --           --              153           80        2,453           21
Accounts payable and accrued
  expenses                        (1,375)        (736)      (1,115)        (991)      (4,642)         (73)
Acquisitions of interests in
  properties                      --           --           --           --           (4,281)      --
Mortgage Loans                    (9,417)      --           --           --           --           --
Promissory Notes                  (9,919)      --           --           --           --           --
Units                            (15,398)      --           --           --           --           --
                              -----------  -----------  -----------  -----------  -----------  -----------
Acquisition of Real Estate     $ 142,708    $  46,260    $  62,893    $  65,319    $ 366,172    $  10,834
                              -----------  -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------  -----------

8.  EXTRAORDINARY ITEM

Upon consummation of the Initial Offering, certain Contributing Business loans were paid off and the related unamortized deferred financing fees totaling $1,449 were written off. The write-off is shown as an extraordinary loss in the combined statements of operations for the six months ended June 30, 1994.

    A portion of the proceeds from a capital contribution from the general partner in February 1996 was used to pay off in full and retire the 1995 Acquisition Facility and the Construction Loans. The resulting write-off of unamortized deferred financing costs and prepayment fee incurred to retire the 1995 Acquisition Facility and Construction Loans are shown as an extraordinary loss in the consolidated statement of operations for the nine months ended September 30, 1996.

9.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Partnership is involved in legal actions arising from the ownership of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the consolidated financial position, operations or liquidity of the Partnership.

    Seventeen properties have leases granting the tenants options to purchase the property. Such options are exercisable at various times and at appraised fair market value or at a fixed purchase price generally in excess of the Partnership's purchase price.

    The Partnership has committed to the construction of two light industrial and four bulk warehouse properties totaling approximately 1,045,769 square feet. The estimated total construction costs are

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED) approximately $31.6 million. The Partnership is not acting as the general contractor for these construction projects.

10.  SUBSEQUENT EVENTS (UNAUDITED)

On October 4, 1996, the Partnership purchased a 187,777 square foot light industrial property located in Eden Prairie, Minnesota for approximately $7.5 million.

    On October 8, 1996, the Partnership purchased a 102,500 square foot light industrial property located in Cleveland, Ohio for approximately $3.7 million.

    On October 25, 1996, the Company issued 5,750,000 shares of $.01 par value common stock at $25.50 per share, resulting in net proceeds of approximately $137.6 million. The Company contributed the net proceeds to the Partnership for 5,750,000 Units. Of the proceeds, $84.2 million was used to repay in full the 1994 and 1996 Acquisition Facilities.

    On October 28, 1996, the Partnership purchased three bulk warehouse properties located in Portland, Tennessee for approximately $12.8 million.

    On October 28, 1996, the Partnership purchased a light industrial property located in Wauwatosa, Wisconsin for approximately $2.0 million.

    On October 30, 1996, the Partnership purchased five light industrial properties located in Indianapolis, Indiana for approximately $7.9 million.

    On November 14, 1996, the Partnership purchased 23 bulk warehouse properties totaling 654,095 square feet located in Romulus, Michigan for approximately $19.7 million which was funded with $11.2 million in cash and 325,068 Units valued at $8.5 million in the aggregate.

    On December 2, 1996, the Partnership purchased two light industrial properties totaling 150,536 square feet in Atlanta, Georgia for approximately $3.5 million.

    On December 13, 1996, the Partnership purchased for approximately $.5 million approximately 7.8 acres of land in suburban Cincinnati, Ohio where a 112,500 square foot light industrial warehouse is currently under construction.

    On December 16, 1996, the Partnership simultaneously terminated its 1994 Acquisition Facility and obtained a new $200 million unsecured revolving credit facility bearing interest initially at LIBOR plus 1.10%.

    On December 18, 1996, the Partnership purchased two light industrial properties totaling 125,000 square feet in St. Louis, Missouri for approximately $2.7 million.

    On December 24, 1996, the Partnership purchased five light industrial properties totaling 111,375 square feet in Cincinnati, Ohio for approximately $3.1 million.

    On December 24, 1996, the Partnership purchased two light industrial properties totaling 72,239 square feet in Eden Prairie, Minnesota for approximately $2.6 million.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

10.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On December 31, 1996, the Partnership purchased a 48,000 square foot bulk warehouse property located in Atlanta, Georgia for approximately $1.0 million.

    On December 31, 1996, the Partnership purchased two bulk warehouse properties totaling 409,119 square feet located in Atlanta, Georgia for approximately $6.6 million.

    On December 31, 1996, the Partnership purchased a 80,000 square foot light industrial property located in Minneapolis, Minnesota for approximately $2.4 million.

    On December 31, 1996, the Partnership sold a light industrial warehouse totaling 151,575 square feet located in Atlanta, Georgia for approximately $2.8 million.

    On January 9, 1997, the Partnership purchased a 482,400 square foot bulk warehouse property located in Indianapolis, Indiana for approximately $7.1 million.

    On January 31, 1997, the Partnership purchased 39 properties comprising 2.7 million square feet located in Long Island, New York and Northern New Jersey for approximately $138.8 million which was funded with $86.4 million in cash, assumption of $4.5 million in debt and the issuance of 1,595,282 Units valued at $47.9 million.

11.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Due to the acquisition of 82 properties between January 1, 1995 and September 30, 1996 and the capital contribution from the general partner in February 1996, the historical results of operations are not indicative of future results of operations. The following Pro Forma Condensed Statements of Operations for the nine months ended September 30, 1996 and 1995 are presented as if such property acquisitions and the general partners' contribution in February 1996 had occurred at January 1, 1995, and therefore include pro forma information. The pro forma information is based upon historical information and does not purport to present what actual results would have been had such transactions, in fact, occurred at January 1, 1995, or to project results for any future period.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                             (DOLLARS IN THOUSANDS)
   (AMOUNTS RELATED TO NINE MONTH PERIODS ENDED SEPTEMBER 30TH ARE UNAUDITED)

11.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                                                                   ----------------------------

                                                                                        NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,  SEPTEMBER 30,
                                                                                       1996           1995
                                                                                   ----------------------------
Total Revenue                                                                          108,908         99,378
Property Expenses                                                                      (30,960)       (27,359)
General and Administrative Expenses                                                     (2,321)        (2,428)
Interest Expense                                                                       (24,422)       (25,453)
Depreciation and Amortization                                                          (23,807)       (23,154)
Disposition of Interest Rate Protection Agreement                                       --             (6,410)
                                                                                   -------------  -------------
Income Before Gain of Sales of Properties, Minority Interest and Extraordinary
  Loss                                                                                  27,398         14,574
Gain on Sales of Properties                                                              4,320         --
                                                                                   -------------  -------------
Income Before Minority Interest and Extraordinary Loss                                  31,718         14,574
Income Allocated to Minority Interest                                                   (3,178)           (65)
                                                                                   -------------  -------------
Income Before Extraordinary Loss                                                        28,540         14,509
Extraordinary Loss                                                                        (821)        --
                                                                                   -------------  -------------
Net Income                                                                              27,719         14,509
                                                                                   -------------  -------------
                                                                                   -------------  -------------

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
ATLANTA
4250 River Green Parkway                       Duluth, GA                  (b)   $     264  $   1,522   $        17   $     264
3400 Corporate Parkway                         Duluth, GA                  (b)         281      1,621            16         281
3450 Corporate Parkway                         Duluth, GA                  (b)         506      2,904            18         506
3500 Corporate Parkway                         Duluth, GA                  (b)         260      1,500            16         262
3425 Corporate Parkway                         Duluth, GA                  (b)         385      2,212            17         387
1650 GA Highway 155                           Atlanta, GA                  (a)         788      4,544            12         792
415 Industrial Park Road                      Atlanta, GA                  (a)         544      3,140             9         544
434 Industrial Park Road                      Atlanta, GA                  (a)         234      1,365             2         234
435 Industrial Park Road                      Atlanta, GA                  (a)         281      1,638             9         281
14101 Industrial Park Boulevard               Atlanta, GA                  (a)         285      1,658            13         285
801-804 Blacklawn Road                        Atlanta, GA                  (a)         361      2,095            10         361
1665 Dogwood Drive                            Atlanta, GA                  (a)         635      3,662            10         635
1715 Dogwood Drive                            Atlanta, GA                  (a)         288      1,675            93         288
11235 Harland Drive                           Atlanta, GA                  (a)         125        739            12         125
700 Westlake Parkway                          Atlanta, GA                  (c)         213      1,551           509         223
800 Westlake Parkway                          Atlanta, GA                  (c)         450      2,645           349         479
900 Westlake Parkway                          Atlanta, GA                  (c)         266          0             0         266
4050 Southmeadow Parkway                      Atlanta, GA                  (c)         401      2,813           157         425
4051 Southmeadow Parkway                      Atlanta, GA                  (c)         697      3,486           685         726
4071 Southmeadow Parkway                      Atlanta, GA                  (c)         750      4,460           714         828
4081 Southmeadow Parkway                      Atlanta, GA                  (c)       1,012      5,450           611       1,157
1875 Rockdale Industrial Blvd.                Atlanta, GA                  (c)         386      2,264             6         386
605 Stonehill Drive                           Atlanta, GA                  (c)         470      2,686            73         471
1605 Indian Brook Way                         Gwinnett, GA                 (e)       1,008      3,800             0       1,008

CENTRAL PENNSYLVANIA
1214-B Freedom Road                      Cranberry Township, PA            (a)          31        994           702         205
401 Russell Drive                            Middletown, PA                (a)         262        857         1,496         287
2700 Commerce Drive                          Harrisburg, PA                (a)         196        977           691         206
2701 Commerce Drive                          Harrisburg, PA                (a)         141        859         1,171         164
2780 Commerce Drive                          Harrisburg, PA                (a)         113        743         1,033         209


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
ATLANTA
4250 River Green Parkway                 $     1,539   $   1,803   $       48         1988           (l)
3400 Corporate Parkway                         1,637       1,918           51         1987           (l)
3450 Corporate Parkway                         2,922       3,428           91         1988           (l)
3500 Corporate Parkway                         1,514       1,776           47         1991           (l)
3425 Corporate Parkway                         2,227       2,614           70         1990           (l)
1650 GA Highway 155                            4,552       5,344          171         1991           (l)
415 Industrial Park Road                       3,149       3,693          118         1986           (l)
434 Industrial Park Road                       1,367       1,601           51         1988           (l)
435 Industrial Park Road                       1,647       1,928           64         1986           (l)
14101 Industrial Park Boulevard                1,671       1,956           63         1984           (l)
801-804 Blacklawn Road                         2,105       2,466           84         1982           (l)
1665 Dogwood Drive                             3,672       4,307          138         1973           (l)
1715 Dogwood Drive                             1,768       2,056           81         1973           (l)
11235 Harland Drive                              751         876           28         1988           (l)
700 Westlake Parkway                           2,050       2,273          103         1990           (l)
800 Westlake Parkway                           2,965       3,444          130         1991           (l)
900 Westlake Parkway                               0         266            0                        (l)
4050 Southmeadow Parkway                       2,946       3,371          129         1991           (l)
4051 Southmeadow Parkway                       4,142       4,868          186         1989           (l)
4071 Southmeadow Parkway                       5,096       5,924          224         1991           (l)
4081 Southmeadow Parkway                       5,916       7,073          260         1989           (l)
1875 Rockdale Industrial Blvd.                 2,270       2,656           85         1966           (l)
605 Stonehill Drive                            2,758       3,229           57         1970           (l)
1605 Indian Brook Way                          3,800       4,808           22         1995           (l)
CENTRAL PENNSYLVANIA
1214-B Freedom Road                            1,522       1,727          353         1982           (l)
401 Russell Drive                              2,328       2,615          356         1990           (l)
2700 Commerce Drive                            1,658       1,864          253         1990           (l)
2701 Commerce Drive                            2,007       2,171          220         1989           (l)
2780 Commerce Drive                            1,680       1,889          257         1989           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
5035 Ritter Road                             Harrisburg, PA                (a)         360      1,442         2,352         442
5070 Ritter Road                             Harrisburg, PA                (a)         395      2,322         1,870         506
6340 Flank Drive                             Harrisburg, PA                (a)         361      2,363         2,348         563
6345 Flank Drive                             Harrisburg, PA                (a)         293      2,297         2,740         587
6360 Flank Drive                             Harrisburg, PA                (a)         218      2,286           756         359
6380 Flank Drive                             Harrisburg, PA                (a)         109      1,317           729         234
6400 Flank Drive                             Harrisburg, PA                (a)         153      1,312         1,073         281
6405 Flank Drive                             Harrisburg, PA                (a)         221      1,462         1,147         313
100 Schantz Spring Road                      Allentown, PA                 (a)         532      3,144             5         533
794 Roble Road                               Allentown, PA                 (a)         915      5,391            10         915
7355 Williams Avenue                         Allentown, PA                 (a)         291      1,725            91         292
2600 Beltline Avenue                          Reading, PA                  (a)         341      2,038            41         341
7125 Grayson Road                            Harrisburg, PA                (a)       1,514      8,779             6       1,514
7253 Grayson Road                            Harrisburg, PA                (a)         894      5,168            10         894
5 Keystone Drive                               Lebanon,PA                  (c)         678          0         4,680         678
5020 Louise Drive                          Mechanicsburg, PA                           707          0         2,324         716
7195 Grayson                                 Harrisburg, PA                            478      2,771            71         479
400 First Street                             Middletown, PA                (f)         280      1,839            65         280
401 First Street                             Middletown, PA                (f)         819      5,381           106         819
500 Industrial Lane                          Middletown, PA                (f)         194      1,272            60         194

CHICAGO
1330 West 43rd Street                         Chicago, IL                  (a)         369      1,464           299         381
2300 Hammond Drive                           Schaumburg, IL                (a)         442      1,241           286         444
6500 North Lincoln Avenue                   Lincolnwood, IL                (a)         613      1,336           737         615
3600 West Pratt Avenue                      Lincolnwood, IL                (a)       1,050      5,767           338       1,050
917 North Shore Drive                        Lake Bluff, IL                (a)         556      3,212            28         559
6750 South Sayre Avenue                     Bedford Park, IL               (a)         224      1,309             3         224
7200 S Leamington                           Bedford Park, IL               (d)         798      4,595           119         814
585 Slawin Court                           Mount Prospect, IL              (a)         611      3,505             1         611
2300 Windsor Court                            Addison, IL                  (a)         688      3,943           115         688
3505 Thayer Court                              Aurora, IL                  (a)         430      2,472             1         430
3600 Thayer Court                              Aurora, IL                  (a)         636      3,645             5         636


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
5035 Ritter Road                               3,712       4,154          566         1988           (l)
5070 Ritter Road                               4,081       4,587          626         1989           (l)
6340 Flank Drive                               4,509       5,072          700         1988           (l)
6345 Flank Drive                               4,743       5,330          723         1989           (l)
6360 Flank Drive                               2,901       3,260          453         1988           (l)
6380 Flank Drive                               1,921       2,155          284         1991           (l)
6400 Flank Drive                               2,257       2,538          337         1992           (l)
6405 Flank Drive                               2,517       2,830          376         1991           (l)
100 Schantz Spring Road                        3,148       3,681          118         1993           (l)
794 Roble Road                                 5,401       6,316          202         1984           (l)
7355 Williams Avenue                           1,815       2,107           83         1989           (l)
2600 Beltline Avenue                           2,079       2,420           79         1985           (l)
7125 Grayson Road                              8,785      10,299          374         1991           (l)
7253 Grayson Road                              5,178       6,072          221         1990           (l)
5 Keystone Drive                               4,680       5,358           56         1995           (l)
5020 Louise Drive                              2,315       3,031           58         1995           (l)
7195 Grayson                                   2,841       3,320           76         1994           (l)
400 First Street                               1,904       2,184           16    1963-1965           (l)
401 First Street                               5,487       6,306           45    1963-1965           (l)
500 Industrial Lane                            1,332       1,526           11    1963-1965           (l)
CHICAGO
1330 West 43rd Street                          1,751       2,132          926         1977           (l)
2300 Hammond Drive                             1,525       1,969          800         1970           (l)
6500 North Lincoln Avenue                      2,071       2,686          928      1965/88           (l)
3600 West Pratt Avenue                         6,105       7,155          218      1953/88           (l)
917 North Shore Drive                          3,237       3,796          127         1974           (l)
6750 South Sayre Avenue                        1,312       1,536           49         1975           (l)
7200 S Leamington                              4,698       5,512           10         1950           (l)
585 Slawin Court                               3,506       4,117          131         1992           (l)
2300 Windsor Court                             4,058       4,746          167         1986           (l)
3505 Thayer Court                              2,473       2,903           93         1989           (l)
3600 Thayer Court                              3,650       4,286          138         1989           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
736-776 Industrial Drive                      Elmhurst, IL                 (a)         349      1,994            53         380
5310-5352 East Avenue                       Countryside, IL                (a)         382      2,036           232         382
12330-12358 South Latrobe                      Alsip, IL                   (a)         381      2,067            51         381
305-311 Era Drive                            Northbrook, IL                (c)         200      1,154            46         200
700-714 Landwehr Road                        Northbrook, IL                (c)         357      2,052            41         357
720-730 Landwehr Road                        Northbrook, IL                (b)         521      2,985             8         521
3170-3190 MacArthur Boulevard                Northbrook, IL                (b)         370      2,126            10         370
4330 South Racine Avenue                      Chicago, IL                  (d)         448      1,893           239         468
13040 S. Crawford Ave.                         Alsip, IL                   (c)       1,073      6,193            20       1,073
20W201 101st Street                            Lemont, IL                  (b)         967      5,554           242         967
12241 Melrose Street                       Franklin Park, IL               (c)         332      1,931            70         332
280-296 Palatine Road                         Wheeling, IL                 (b)         305      1,735           128         309
3150-3160 MacArthur Boulevard                Northbrook, IL                            439      2,518             7         439
2101-2125 Gardner Road                       Broadview, IL                           1,177      6,818            91       1,228
365 North Avenue                            Carol Stream, IL                         1,208      6,961            71       1,208
2942 MacArthur Boulevard                     Northbrook, IL                            315      1,803             7         315
12301-12325 S Laramie Ave                      Alsip, IL                   (d)         650      3,692           113         656

DES MOINES
1500 East Washington Avenue                  Des Moines, IA                (a)         610      4,251           580         623
1600 East Washington Avenue                  Des Moines, IA                (a)         209      1,557           155         221
4121 McDonald Avenue                         Des Moines, IA                (a)         390      2,931           295         416
4141 McDonald Avenue                         Des Moines, IA                (a)         706      5,518           587         787
4161 McDonald Avenue                         Des Moines, IA                (a)         389      3,046           617         467

DETROIT
2654 Elliott                                    Troy, MI                   (b)          57        334             4          57
1731 Thorncroft                                 Troy, MI                   (b)         331      1,904            17         331
1653 E. Maple                                   Troy, MI                   (b)         192      1,104            15         192
47461 Clipper                                 Plymouth, MI                 (b)         122        723             7         122
47522 Galleon                                 Plymouth, MI                 (b)          85        496             9          85
4150 Varsity Drive                           Ann Arbor, MI                 (b)         168        969             7         168
1330 Crooks Road                              Clawson, MI                  (b)         234      1,348            12         234
12000 Merriman Road                           Livonia, MI                  (a)         453      3,651           807         445


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
736-776 Industrial Drive                       2,016       2,396           75         1975           (l)
5310-5352 East Avenue                          2,268       2,650           80         1975           (l)
12330-12358 South Latrobe                      2,118       2,499           81         1975           (l)
305-311 Era Drive                              1,200       1,400           46         1978           (l)
700-714 Landwehr Road                          2,093       2,450           79         1978           (l)
720-730 Landwehr Road                          2,993       3,514          112         1978           (l)
3170-3190 MacArthur Boulevard                  2,136       2,506           80         1978           (l)
4330 South Racine Avenue                       2,112       2,580        1,126         1978           (l)
13040 S. Crawford Ave.                         6,213       7,286          206         1976           (l)
20W201 101st Street                            5,796       6,763          184         1988           (l)
12241 Melrose Street                           2,001       2,333           41         1969           (l)
280-296 Palatine Road                          1,859       2,168           35         1978           (l)
3150-3160 MacArthur Boulevard                  2,525       2,964           94         1978           (l)
2101-2125 Gardner Road                         6,858       8,086          227      1950/69           (l)
365 North Avenue                               7,032       8,240          219         1969           (l)
2942 MacArthur Boulevard                       1,810       2,125           68         1979           (l)
12301-12325 S Laramie Ave                      3,799       4,455            8         1975           (l)
DES MOINES
1500 East Washington Avenue                    4,818       5,441          213         1987           (l)
1600 East Washington Avenue                    1,700       1,921           75         1987           (l)
4121 McDonald Avenue                           3,200       3,616          141         1977           (l)
4141 McDonald Avenue                           6,024       6,811          265         1976           (l)
4161 McDonald Avenue                           3,585       4,052          158         1979           (l)
DETROIT
2654 Elliott                                     338         395           11         1986           (l)
1731 Thorncroft                                1,921       2,252           64         1969           (l)
1653 E. Maple                                  1,119       1,311           37         1990           (l)
47461 Clipper                                    730         852           24         1992           (l)
47522 Galleon                                    505         590           17         1990           (l)
4150 Varsity Drive                               976       1,144           32         1986           (l)
1330 Crooks Road                               1,360       1,594           45         1960           (l)
12000 Merriman Road                            4,466       4,911        1,570         1975           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
238 Executive Drive                             Troy, MI                   (a)          52        173           420         100
256 Executive Drive                             Troy, MI                   (a)          44        146           359          85
301 Executive Drive                             Troy, MI                   (a)          71        293           487         133
449 Executive Drive                             Troy, MI                   (a)         125        425           829         218
501 Executive Drive                             Troy, MI                   (a)          71        236           520         129
645 Executive Drive                             Troy, MI                   (a)         184        940           358         234
451 Robbins Drive                               Troy, MI                   (a)          96        448           674         192
700 Stephenson Highway                          Troy, MI                   (a)         250        854         1,352         386
800 Stephenson Highway                          Troy, MI                   (a)         558      2,341         1,249         654
1150 Stephenson Highway                         Troy, MI                   (a)         178        966           201         200
1200 Stephenson Highway                         Troy, MI                   (a)         246      1,115           442         284
1035 Crooks Road                                Troy, MI                   (a)         114        414           382         145
1095 Crooks Road                                Troy, MI                   (a)         331      1,017           947         360
1151 Crooks Road                                Troy, MI                   (a)         764      4,115           811         896
1416 Meijer Drive                               Troy, MI                   (a)          94        394           343         125
1624 Meijer Drive                               Troy, MI                   (a)         236      1,406           798         373
1972 Meijer Drive                               Troy, MI                   (a)         315      1,301           726         372
2112 Meijer Drive                               Troy, MI                   (a)         141        714           593         229
1621 Northwood Drive                            Troy, MI                   (a)          85        351           935         215
1707 Northwood Drive                            Troy, MI                   (a)          95        262         1,155         239
1749 Northwood Drive                            Troy, MI                   (a)         107        477           454         164
1788 Northwood Drive                            Troy, MI                   (a)          50        196           461         103
1821 Northwood Drive                            Troy, MI                   (a)         132        523           745         220
1826 Northwood Drive                            Troy, MI                   (a)          55        208           395         103
1864 Northwood Drive                            Troy, MI                   (a)          57        190           441         107
1902 Northwood Drive                            Troy, MI                   (a)         234        807         2,163         511
1921 Northwood Drive                            Troy, MI                   (a)         135        589         1,164         291
2230 Elliott Avenue                             Troy, MI                   (a)          46        174           400          95
2237 Elliott Avenue                             Troy, MI                   (a)          48        159           408          90
2277 Elliott Avenue                             Troy, MI                   (a)          48        188           434         104
2291 Elliott Avenue                             Troy, MI                   (a)          52        209           324          88
2451 Elliott Avenue                             Troy, MI                   (a)          78        319           670         164
2730 Research Drive                       Rochester Hills, MI              (a)         915      4,215           545         903


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
238 Executive Drive                              545         645          156         1973           (l)
256 Executive Drive                              464         549          128         1974           (l)
301 Executive Drive                              718         851          205         1974           (l)
449 Executive Drive                            1,161       1,379          334         1975           (l)
501 Executive Drive                              698         827          172         1984           (l)
645 Executive Drive                            1,248       1,482          386         1972           (l)
451 Robbins Drive                              1,026       1,218          293         1975           (l)
700 Stephenson Highway                         2,070       2,456          572         1978           (l)
800 Stephenson Highway                         3,494       4,148          961         1979           (l)
1150 Stephenson Highway                        1,145       1,345          283         1982           (l)
1200 Stephenson Highway                        1,519       1,803          405         1980           (l)
1035 Crooks Road                                 765         910          204         1980           (l)
1095 Crooks Road                               1,935       2,295          504         1986           (l)
1151 Crooks Road                               4,794       5,690        1,266         1985           (l)
1416 Meijer Drive                                706         831          174         1980           (l)
1624 Meijer Drive                              2,067       2,440          536         1984           (l)
1972 Meijer Drive                              1,970       2,342          510         1985           (l)
2112 Meijer Drive                              1,219       1,448          334         1980           (l)
1621 Northwood Drive                           1,156       1,371          329         1977           (l)
1707 Northwood Drive                           1,273       1,512          336         1983           (l)
1749 Northwood Drive                             874       1,038          248         1977           (l)
1788 Northwood Drive                             604         707          155         1977           (l)
1821 Northwood Drive                           1,180       1,400          337         1977           (l)
1826 Northwood Drive                             555         658          152         1977           (l)
1864 Northwood Drive                             581         688          159         1977           (l)
1902 Northwood Drive                           2,693       3,204          794         1977           (l)
1921 Northwood Drive                           1,597       1,888          462         1977           (l)
2230 Elliott Avenue                              525         620          151         1974           (l)
2237 Elliott Avenue                              525         615          137         1974           (l)
2277 Elliott Avenue                              566         670          154         1975           (l)
2291 Elliott Avenue                              497         585          135         1974           (l)
2451 Elliott Avenue                              903       1,067          254         1974           (l)
2730 Research Drive                            4,772       5,675        1,246         1988           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
2791 Research Drive                       Rochester Hills, MI              (a)         557      2,731           288         560
2871 Research Drive                       Rochester Hills, MI              (a)         324      1,487           257         327
2911 Research Drive                       Rochester Hills, MI              (a)         505      2,136           375         504
3011 Research Drive                       Rochester Hills, MI              (a)         457      2,104           321         457
2870 Technology Drive                     Rochester Hills, MI              (a)         275      1,262           231         279
2890 Technology Drive                     Rochester Hills, MI              (a)         199        902           206         206
2900 Technology Drive                     Rochester Hills, MI              (a)         214        977           643         219
2920 Technology Drive                     Rochester Hills, MI              (a)         149        671           155         153
2930 Technology Drive                     Rochester Hills, MI              (a)         131        594           382         138
2950 Technology Drive                     Rochester Hills, MI              (a)         178        819           178         185
2960 Technology Drive                     Rochester Hills, MI              (a)         281      1,277           231         283
23014 Commerce Drive                      Farmington Hills, MI             (a)          39        203           124          56
23028 Commerce Drive                      Farmington Hills, MI             (a)          98        507           207         125
23035 Commerce Drive                      Farmington Hills, MI             (a)          71        355           172          93
23042 Commerce Drive                      Farmington Hills, MI             (a)          67        277           235          89
23065 Commerce Drive                      Farmington Hills, MI             (a)          71        408           119          93
23070 Commerce Drive                      Farmington Hills, MI             (a)         112        442           616         125
23079 Commerce Drive                      Farmington Hills, MI             (a)          68        301           153          79
23093 Commerce Drive                      Farmington Hills, MI             (a)         211      1,024           626         295
23135 Commerce Drive                      Farmington Hills, MI             (a)         146        701           225         158
23149 Commerce Drive                      Farmington Hills, MI             (a)         266      1,005           457         274
23163 Commerce Drive                      Farmington Hills, MI             (a)         111        513           238         138
23164 Commerce Drive                      Farmington Hills, MI             (a)         100        405           201         110
23177 Commerce Drive                      Farmington Hills, MI             (a)         175      1,007           510         254
23192 Commerce Drive                      Farmington Hills, MI             (a)          41        205           134          58
23206 Commerce Drive                      Farmington Hills, MI             (a)         125        531           221         137
23290 Commerce Drive                      Farmington Hills, MI             (a)         124        707           504         210
23370 Commerce Drive                      Farmington Hills, MI             (a)          59        233           138          66
24492 Indoplex Circle                     Farmington Hills, MI             (a)          67        370           722         175
24528 Indoplex Circle                     Farmington Hills, MI             (a)          91        536         1,035         263
31800 Plymouth Road--Building 1               Livonia, MI                  (a)       3,415     19,481           290       3,451
31800 Plymouth Road--Building 2               Livonia, MI                  (a)         671      3,860            46         685
31800 Plymouth Road--Building 3               Livonia, MI                  (a)         322      1,869           127         329


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
2791 Research Drive                            3,016       3,576          755         1991           (l)
2871 Research Drive                            1,741       2,068          436         1991           (l)
2911 Research Drive                            2,512       3,016          666         1992           (l)
3011 Research Drive                            2,425       2,882          626         1988           (l)
2870 Technology Drive                          1,489       1,768          378         1988           (l)
2890 Technology Drive                          1,101       1,307          270         1991           (l)
2900 Technology Drive                          1,615       1,834          339         1992           (l)
2920 Technology Drive                            822         975          197         1992           (l)
2930 Technology Drive                            969       1,107          196         1991           (l)
2950 Technology Drive                            990       1,175          241         1991           (l)
2960 Technology Drive                          1,506       1,789          373         1992           (l)
23014 Commerce Drive                             310         366           70         1983           (l)
23028 Commerce Drive                             687         812          174         1983           (l)
23035 Commerce Drive                             505         598          124         1983           (l)
23042 Commerce Drive                             490         579          119         1983           (l)
23065 Commerce Drive                             505         598          124         1983           (l)
23070 Commerce Drive                           1,045       1,170          186         1983           (l)
23079 Commerce Drive                             443         522          105         1983           (l)
23093 Commerce Drive                           1,566       1,861          418         1983           (l)
23135 Commerce Drive                             914       1,072          218         1986           (l)
23149 Commerce Drive                           1,454       1,728          379         1985           (l)
23163 Commerce Drive                             724         862          179         1986           (l)
23164 Commerce Drive                             596         706          145         1986           (l)
23177 Commerce Drive                           1,438       1,692          369         1986           (l)
23192 Commerce Drive                             322         380           71         1986           (l)
23206 Commerce Drive                             740         877          185         1985           (l)
23290 Commerce Drive                           1,125       1,335          306         1980           (l)
23370 Commerce Drive                             364         430           89         1980           (l)
24492 Indoplex Circle                            984       1,159          273         1976           (l)
24528 Indoplex Circle                          1,399       1,662          414         1976           (l)
31800 Plymouth Road--Building 1               19,735      23,186          853      1968/89           (l)
31800 Plymouth Road--Building 2                3,892       4,577          166      1968/89           (l)
31800 Plymouth Road--Building 3                1,989       2,318           85      1968/89           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
31800 Plymouth Road--Building 6               Livonia, MI                  (a)         557      3,207           646         578
31800 Plymouth Road--Building 7               Livonia, MI                  (a)         139        832             6         142
21477 Bridge Street                          Southfield, MI                (c)         244      1,386           151         251
2965 Technology Drive                     Rochester Hills, MI                          964      2,277             0         964
1451 Lincoln Avenue                           Madison, MI                              299      1,703           183         305
4400 Purks Drive                            Auburn Hills, MI                           602      3,410            92         610
4177A Varsity Drive                          Ann Arbor, MI                              90        536            47          90
6515 Cobb Drive                           Sterling Heights, MI                         305      1,753            10         305
46750 Port Street                             Plymouth, MI                 (e)         360         33             0         360

GRAND RAPIDS
3232 Kraft Avenue                           Grand Rapids, MI               (b)         810      4,792         1,036         874
8181 Logistics Drive                        Grand Rapids, MI               (b)         803      5,263           559         864
5062 Kendrick Court SE                      Grand Rapids, MI               (b)         142        815            15         142
2 84th Street SW                            Grand Rapids, MI               (a)         117        685            19         117
100 84th Street SW                          Grand Rapids, MI               (a)         255      1,477            22         255
150 84th Street SW                          Grand Rapids, MI               (a)          47        286            22          47
511 76th Street SW                          Grand Rapids, MI               (a)         758      4,355            14         758
553 76th Street SW                          Grand Rapids, MI               (a)          32        191             6          32
555 76th Street SW                          Grand Rapids, MI               (a)         776      4,458            27         782
2925 Remico Avenue SW                       Grand Rapids, MI               (a)         281      1,617             4         281
2935 Walkent Court NW                       Grand Rapids, MI               (a)         285      1,663             3         285
3300 Kraft Avenue SE                        Grand Rapids, MI               (a)         838      4,810            29         838
3366 Kraft Avenue SE                        Grand Rapids, MI               (a)         833      4,780            10         833
4939 Starr Avenue                           Grand Rapids, MI               (a)         117        681            27         117
5001 Kendrick Court SE                      Grand Rapids, MI               (a)         210      1,221            28         210
5050 Kendrick Court SE                      Grand Rapids, MI               (a)       1,721     11,433         4,592       1,721
5015 52nd Street SE                         Grand Rapids, MI               (a)         234      1,321             4         234
5025 28th Street                            Grand Rapids, MI               (a)          77        488            14          77
5079 33rd Street SE                         Grand Rapids, MI               (a)         525      3,018             4         525
5333 33rd Street SE                         Grand Rapids, MI               (a)         480      2,761            46         480
5130 Patterson Avenue SE                    Grand Rapids, MI               (a)         137        793             8         137
5505 36th Street SE                         Grand Rapids, MI               (c)         205      1,180            16         206


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
31800 Plymouth Road--Building 6                3,832       4,410          150      1968/89           (l)
31800 Plymouth Road--Building 7                  835         977           35      1968/89           (l)
21477 Bridge Street                            1,530       1,781           19         1986           (l)
2965 Technology Drive                          2,277       3,241           55         1995           (l)
1451 Lincoln Avenue                            1,880       2,185           31         1967           (l)
4400 Purks Drive                               3,494       4,104           51         1987           (l)
4177A Varsity Drive                              583         673           27         1993           (l)
6515 Cobb Drive                                1,763       2,068           59         1984           (l)
46750 Port Street                                 33         393            0         1996           (l)
GRAND RAPIDS
3232 Kraft Avenue                              5,764       6,638          254         1988           (l)
8181 Logistics Drive                           5,761       6,625          255         1990           (l)
5062 Kendrick Court SE                           830         972           33         1987           (l)
2 84th Street SW                                 704         821           27         1986           (l)
100 84th Street SW                             1,499       1,754           56         1979           (l)
150 84th Street SW                               308         355           12         1977           (l)
511 76th Street SW                             4,369       5,127          167         1986           (l)
553 76th Street SW                               197         229            7         1985           (l)
555 76th Street SW                             4,479       5,261          178         1987           (l)
2925 Remico Avenue SW                          1,621       1,902           61         1988           (l)
2935 Walkent Court NW                          1,666       1,951           62         1991           (l)
3300 Kraft Avenue SE                           4,839       5,677          182         1987           (l)
3366 Kraft Avenue SE                           4,790       5,623          180         1987           (l)
4939 Starr Avenue                                708         825           27         1985           (l)
5001 Kendrick Court SE                         1,249       1,459           49         1983           (l)
5050 Kendrick Court SE                        16,025      17,746          511         1988           (l)
5015 52nd Street SE                            1,325       1,559           50         1987           (l)
5025 28th Street                                 502         579           30         1967           (l)
5079 33rd Street SE                            3,022       3,547          113         1990           (l)
5333 33rd Street SE                            2,807       3,287          114         1991           (l)
5130 Patterson Avenue SE                         801         938           30         1987           (l)
5505 36th Street SE                            1,195       1,401           51         1985           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
425 Gordon Industrial Court                 Grand Rapids, MI                           611      3,747           534         644
2851 Prairie Street                         Grand Rapids, MI                           377      2,778           231         445
2945 Walkent Court                          Grand Rapids, MI                           310      2,074           294         352
537 76th Street                             Grand Rapids, MI                           255      1,456           108         258

MINNEAPOLIS
2700 Freeway Boulevard                    Brooklyn Center, MN              (b)         392      2,318           384         437
6403-6545 Cecilia Circle(g)                 Bloomington, MN                (a)         723      2,683           553         781
1275 Corporate Center Drive                    Eagan, MN                   (a)          80        357            34          93
1279 Corporate Center Drive                    Eagan, MN                   (a)         105        357            82         109
2815 Eagandale Boulevard                       Eagan, MN                   (a)          80        357            53          97
6201 West 111th Street                      Bloomington, MN                (a)       1,358      8,622         3,770       1,499
6925-6943 Washington Avenue                    Edina, MN                   (a)         117        504           534         237
6955-6973 Washington Avenue                    Edina, MN                   (a)         117        486           350         191
7251-7279 Washington Avenue                    Edina, MN                   (a)         129        382           400         182
7301-7329 Washington Avenue                    Edina, MN                   (a)         174        391           427         193
7101 Winnetka Avenue North                 Brooklyn Park, MN               (a)       2,195      6,084         2,137       2,228
7600 Golden Triangle Drive                  Eden Prairie, MN               (a)         566      1,394           983         623
7830-7890 12th Avenue South(g)              Bloomington, MN                (a)         723      2,588           306         745
7900 Main Street Northeast                    Fridley, MN                  (a)         480      1,604           272         503
7901 Beech Street Northeast                   Fridley, MN                  (a)         405      1,554            70         428
9901 West 74th Street                       Eden Prairie, MN               (a)         621      3,289         1,957         639
10175-10205 Crosstown Circle                Eden Prairie, MN               (a)         132        686            51         174
11201 Hampshire Avenue South                Bloomington, MN                (a)         495      1,035           838         501
12220-12274 Nicollet Avenue(h)               Burnsville, MN                (a)         555      2,249           202         605
305 2nd Street Northwest                    Minneapolis, MN                (a)         460      2,744            33         460
953 Westgate Drive                          Minneapolis, MN                (a)         193      1,178             0         193
980 Lone Oak Road                           Minneapolis, MN                (a)         683      4,103            33         695
990 Lone Oak Road                           Minneapolis, MN                (a)         883      5,575            25         895
1030 Lone Oak Road                          Minneapolis, MN                (a)         456      2,703            32         456
1060 Lone Oak Road                          Minneapolis, MN                (a)         624      3,700            32         625
5400 Nathan Lane                            Minneapolis, MN                (a)         749      4,461            25         749
6464 Sycamore Court                         Minneapolis, MN                (a)         457      2,730             0         457


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
425 Gordon Industrial Court                    4,248       4,892          187         1990           (l)
2851 Prairie Street                            2,941       3,386          130         1989           (l)
2945 Walkent Court                             2,326       2,678          102         1993           (l)
537 76th Street                                1,561       1,819           29         1987           (l)
MINNEAPOLIS
2700 Freeway Boulevard                         2,657       3,094          137         1981           (l)
6403-6545 Cecilia Circle(g)                    3,178       3,959        1,046         1980           (l)
1275 Corporate Center Drive                      378         471          107         1990           (l)
1279 Corporate Center Drive                      435         544          126         1990           (l)
2815 Eagandale Boulevard                         393         490          112         1990           (l)
6201 West 111th Street                        12,251      13,750          807         1987           (l)
6925-6943 Washington Avenue                      918       1,155          349         1972           (l)
6955-6973 Washington Avenue                      762         953          289         1972           (l)
7251-7279 Washington Avenue                      729         911          273         1972           (l)
7301-7329 Washington Avenue                      799         992          300         1972           (l)
7101 Winnetka Avenue North                     8,188      10,416        2,691         1990           (l)
7600 Golden Triangle Drive                     2,320       2,943          750         1989           (l)
7830-7890 12th Avenue South(g)                 2,872       3,617          997         1978           (l)
7900 Main Street Northeast                     1,853       2,356          714         1973           (l)
7901 Beech Street Northeast                    1,601       2,029          588         1975           (l)
9901 West 74th Street                          5,228       5,867          405      1983/88           (l)
10175-10205 Crosstown Circle                     695         869          221         1980           (l)
11201 Hampshire Avenue South                   1,867       2,368          614         1986           (l)
12220-12274 Nicollet Avenue(h)                 2,401       3,006          739      1989/90           (l)
305 2nd Street Northwest                       2,777       3,237          109         1991           (l)
953 Westgate Drive                             1,178       1,371           45         1991           (l)
980 Lone Oak Road                              4,124       4,819          171         1992           (l)
990 Lone Oak Road                              5,588       6,483          299         1989           (l)
1030 Lone Oak Road                             2,735       3,191          107         1988           (l)
1060 Lone Oak Road                             3,731       4,356          159         1988           (l)
5400 Nathan Lane                               4,486       5,235          168         1990           (l)
6464 Sycamore Court                            2,730       3,187          102         1990           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
6701 Parkway Circle                       Brooklyn Center, MN              (c)         350      2,131           265         380
6601 Shingle Creek Parkway                Brooklyn Center, MN              (c)         411      2,813           441         505
10120 W 76th Street                         Eden Prairie, MN               (c)         315      1,804            75         315
7615 Golden Triangle                        Eden Prairie, MN               (c)         268      1,532           143         268
7625 Golden Triangle                        Eden Prairie, MN               (c)         415      2,375           111         415
2605 Fernbrook Lane North                     Plymouth, MN                 (c)         443      2,533           254         444
12155 Nicollet Ave.                          Burnsville, MN                            286          0         1,641         286
6655 Wedgewood Road                         Maple Grove, MN                          1,465      8,410            61       1,466
900 Apollo Road                                Eagan, MN                             1,029      5,855           188       1,029
7316 Aspen Lane North                      Brooklyn Park, MN                           368      2,156           139         394
6707 Shingle Creek Parkway                Brooklyn Center, MN                          376      2,101           356         379

NASHVILLE
1621 Heil Quaker Boulevard                   Nashville, TN                 (b)         413      2,348           160         429
220-240 Great Circle Drive (h)               Nashville, TN                 (a)         978      6,350         1,344         978
417 Harding Industrial Drive                 Nashville, TN                 (a)       1,006      6,586           742       1,116
501-521 Harding Industrial Drive (g)         Nashville, TN                 (a)         645      3,382         1,045         700

ST. LOUIS
8921-8957 Frost Avenue                       Hazelwood, MO                 (b)         431      2,479            10         431
9043-9083 Frost Avenue                       Hazelwood, MO                 (b)         319      1,838            27         319
2121 Chapin Industrial Drive                Vinita Park, MO                (a)         606      4,384         1,115         614
1200 Andes Boulevard                         St. Louis, MO                 (a)         246      1,412             1         246
1248 Andes Boulevard                         St. Louis, MO                 (a)         194      1,120            50         194
1208-1226 Ambassador Boulevard               St. Louis, MO                 (a)         235      1,351             1         235
1250 Ambassador Boulevard                    St. Louis, MO                 (a)         119        694             2         119
1503-1525 Fairview Industrial                St. Louis, MO                 (a)         112        658            14         112
2441-2445 Northline Industrial Drive         St. Louis, MO                 (a)          72        478             1          73
2462-2470 Schuetz Road                       St. Louis, MO                 (a)         174      1,004             0         174
10431-10449 Midwest Industrial Blvd          St. Louis, MO                 (a)         237      1,360            20         237
10751 Midwest Industrial Boulevard           St. Louis, MO                 (a)         193      1,119             0         193
11632-11644 Fairgrove Industrial Blvd        St. Louis, MO                 (a)         109        637             1         109
11652-11666 Fairgrove Industrial Blvd        St. Louis, MO                 (a)         103        599             7         103
11674-11688 Fairgrove Industrial Blvd        St. Louis, MO                 (a)         118        689            26         118


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
6701 Parkway Circle                            2,366       2,746          117         1987           (l)
6601 Shingle Creek Parkway                     3,160       3,665          158         1985           (l)
10120 W 76th Street                            1,879       2,194           39         1987           (l)
7615 Golden Triangle                           1,675       1,943           47         1987           (l)
7625 Golden Triangle                           2,486       2,901           67         1987           (l)
2605 Fernbrook Lane North                      2,786       3,230           74         1987           (l)
12155 Nicollet Ave.                            1,641       1,927            6         1995           (l)
6655 Wedgewood Road                            8,470       9,936          281         1989           (l)
900 Apollo Road                                6,043       7,072          125         1970           (l)
7316 Aspen Lane North                          2,269       2,663           39         1978           (l)
6707 Shingle Creek Parkway                     2,454       2,833          126         1986           (l)
NASHVILLE
1621 Heil Quaker Boulevard                     2,492       2,921           52         1975           (l)
220-240 Great Circle Drive (h)                 7,694       8,672        2,966      1979/82           (l)
417 Harding Industrial Drive                   7,218       8,334          343         1972           (l)
501-521 Harding Industrial Drive (g)           4,372       5,072          192         1975           (l)
ST. LOUIS
8921-8957 Frost Avenue                         2,489       2,920           93         1971           (l)
9043-9083 Frost Avenue                         1,865       2,184           69         1970           (l)
2121 Chapin Industrial Drive                   5,491       6,105        2,208      1969/87           (l)
1200 Andes Boulevard                           1,413       1,659           53         1967           (l)
1248 Andes Boulevard                           1,170       1,364           44         1967           (l)
1208-1226 Ambassador Boulevard                 1,352       1,587           51         1966           (l)
1250 Ambassador Boulevard                        696         815           26         1967           (l)
1503-1525 Fairview Industrial                    672         784           27         1967           (l)
2441-2445 Northline Industrial Drive             478         551           36         1967           (l)
2462-2470 Schuetz Road                         1,004       1,178           38         1965           (l)
10431-10449 Midwest Industrial Blvd            1,380       1,617           54         1967           (l)
10751 Midwest Industrial Boulevard             1,119       1,312           43         1965           (l)
11632-11644 Fairgrove Industrial Blvd            638         747           24         1967           (l)
11652-11666 Fairgrove Industrial Blvd            606         709           23         1966           (l)
11674-11688 Fairgrove Industrial Blvd            715         833           28         1967           (l)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                                        GROSS
                                                                                                                       AMOUNT
                                                                                                                       CARRIED
                                                                                                                      AT CLOSE
                                                                                                           COSTS      OF PERIOD
                                                                                         (K)            CAPITALIZED   12/31/95
                                                                                     INITIAL COST      SUBSEQUENT TO  ---------
                                                LOCATION               (J)       --------------------   ACQUISITION
BUILDING ADDRESS                              (CITY/STATE)        ENCUMBRANCES     LAND     BUILDINGS  OR COMPLETION    LAND
--------------------------------------  ------------------------  -------------  ---------  ---------  -------------  ---------
2337 Centerline Drive                        St. Louis, MO                 (d)         239      1,370             0         239

MILWAUKEE
N25 W23050 Paul Road                          Pewaukee, WI                 (a)         474      2,723            12         474
N25 W23255 Paul Road                      Waukesha County, WI              (a)         571      3,270             1         571
N27 W23293 Roundy Drive                   Waukesha County, WI              (a)         412      2,837             1         412
6523 N. Sidney Place                         Milwaukee, WI                 (d)         167        949            89         168

OTHER
2800 Airport Road(i)                           Denton, TX                  (a)         369      1,935         1,769         489
3501 Maple Street                             Abilene, TX                  (a)          67      1,057         1,048         259
4200 West Harry Street(h)                     Wichita, KS                  (a)         193      2,224         1,967         527
Industrial Park No. 2                       West Lebanon, NH               (a)         723      5,208           491         775
521 Green Cove Road(h)                       Huntsville, AL                (d)         615      5,536         1,196         881
                                                                  -------------  ---------  ---------  -------------  ---------
                                                                    $ 399,958    $ 101,564  $ 550,788   $   105,164   $ 109,587
                                                                  -------------  ---------  ---------  -------------  ---------
                                                                  -------------  ---------  ---------  -------------  ---------


                                                                  ACCUMULATED      YEAR     DEPRECIABLE
                                        BUILDING AND              DEPRECIATION    BUILT/       LIVES
BUILDING ADDRESS                        IMPROVEMENTS     TOTAL      12/31/95    RENOVATED     (YEARS)
--------------------------------------  -------------  ---------  ------------  ----------  ------------
2337 Centerline Drive                          1,370       1,609           51         1967           (l)
MILWAUKEE
N25 W23050 Paul Road                           2,735       3,209          102         1989           (l)
N25 W23255 Paul Road                           3,271       3,842          123         1987           (l)
N27 W23293 Roundy Drive                        2,838       3,250          105         1989           (l)
6523 N. Sidney Place                           1,037       1,205            2         1978           (l)
OTHER
2800 Airport Road(i)                           3,584       4,073          840         1965           (l)
3501 Maple Street                              1,913       2,172          446         1980           (l)
4200 West Harry Street(h)                      3,857       4,384          905         1968           (l)
Industrial Park No. 2                          5,647       6,422        1,323         1968           (l)
521 Green Cove Road(h)                         6,466       7,347        1,509         1973           (l)
                                        -------------  ---------  ------------
                                         $   647,929   $ 757,516   $   68,749
                                        -------------  ---------  ------------
                                        -------------  ---------  ------------

------------------------

NOTES:

(a) Collateralizes the 1994 Mortgage Loan Payable.

(b) Collateralizes the 1995 Mortgage Loan Payable.

(c) Collateralizes the 1994 Acquisition Facility Payable.

(d) Collateralizes the 1995 Acquisition Facility Payable.

(e) Collateralizes the Construction Loans Payable.

(f) Collateralizes the Harrisburg Mortgage Loan Payable.

(g) Comprised of 2 properties.

(h) Comprised of 3 properties.

(i) Comprised of 5 properties.

(j) See description of encumbrances in Note 4 to Notes To Consolidated and Combined Financial Statements.

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
             REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

(k) Initial cost for each respective property is total acquisition costs associated with its purchase.

(l) Depreciation is computed based upon the following estimated lives:

                                                                                          31.5 to 40
Buildings, Improvements.................................................................  years
Tenant Improvements, Leasehold Improvements.............................................  Life of lease
Furniture, Fixtures and Equipment.......................................................  5 to 10 years

(m) At December 31, 1995, the aggregate cost of land, buildings and equipment for federal income tax purpose was approximately $755 million.

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

    The changes in total real estate assets for three years ended December 31, 1995 are as follows:

                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------
Balance, Beginning of Year...................................................  $  669,608  $  209,177  $  192,053
Transfer of Assets Between Contributing Businesses...........................      --           4,893      --
Acquisitions, Construction Costs and Improvements............................      87,908     455,538      17,124
                                                                               ----------  ----------  ----------
Balance, End of Year.........................................................  $  757,516  $  669,608  $  209,177
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The changes in accumulated depreciation for three years ended December 31, 1995 are as follows:

                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
Balance, Beginning of Year.......................................................  $  49,314  $  38,015  $  31,318
Transfer of Assets Between Contributing Businesses...............................     --         (2,075)    --
Depreciation for Year............................................................     19,435     13,374      6,697
                                                                                   ---------  ---------  ---------
Balance, End of Year.............................................................  $  68,749  $  49,314  $  38,015
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion should be read in conjunction with the historical Consolidated and Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

    The discussion of First Industrial, L.P.'s (the "Partnership") results of operations reported in the financial statements compares the nine months ended September 30, 1996 to the nine months ended September 30, 1995, the year ended December 31, 1995 with the year ended December 31, 1994, and the year ended December 31, 1994 with the year ended December 31, 1993. For periods prior to June 30, 1994, these results of operations include the operations of the Contributing Businesses and exclude the operations of properties acquired concurrently with or subsequent to June 30, 1994. For the period subsequent to June 30, 1994, these results of operations include the operations of the Partnership.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO THE NINE MONTHS ENDED
  SEPTEMBER 30, 1995

    At September 30, 1996, the Partnership owned 328 in-service properties with approximately 29.9 million square feet of gross leasable area ("GLA"), compared to 266 in-service properties with approximately 21.8 million square feet of GLA at September 30, 1995. The addition of 67 properties acquired or developed between October 1, 1995 and September 30, 1996 included the acquisitions of 65 properties comprising approximately 8.1 million square feet and the completed construction of 2 build-to-suit properties containing a total of approximately
 .3 million square feet. The sale of five properties comprised of approximately .3 million square feet was also completed between October 1, 1995 and September
30, 1996.

    Revenues increased by $22.9 million or 29.2%, due primarily to the properties acquired or developed after September 30, 1995. Revenues from properties owned prior to January 1, 1995, increased by approximately $2.7 million or 3.8% due to general rent increases and additional tenant recovery income charges for additional property expenses incurred for the nine months ended September 30, 1996.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, increased by $8.1 million or 38.7% due primarily to the properties acquired or developed after September 30, 1995. Expenses from properties owned prior to January 1, 1995, increased by approximately $2.1 million or 11.0% due to additional snow removal expenses incurred in the Minneapolis and Harrisburg metropolitan areas, additional repair and maintenance expenses incurred in the Chicago metropolitan area and general real estate tax increases.

    Interest expense increased by $.5 million for the nine month period ended September 30, 1996 compared to the nine month period ended September 30, 1995. The average outstanding debt balance was $19.3 million higher during the nine months ended September 30, 1996, however, the impact on interest expense was partially offset by lower interest rates on the $300 million mortgage loan ("1994 Mortgage Loan") as a result of certain interest rate protection agreements entered into in July 1995 (the "Rate Agreements").

    Amortization of interest rate protection agreements and deferred financing costs decreased by $1.3 million due primarily to lower amortization of the Rate Agreements compared to the amortization of the replaced interest rate protection agreement.

    Depreciation and other amortization increased by $4.1 million due primarily to the additional depreciation and amortization related to the properties acquired after September 30, 1995.

    The $6.4 million loss from disposition of the interest rate protection agreement in 1995 resulted from the replacement of the Partnership's interest rate protection agreement entered into in connection with the $300 million mortgage loan ("1994 Mortgage Loan") with the Rate Agreements. Approximately $6.3 million of the loss is a non-cash loss, representing the difference between the unamortized cost of the replaced interest rate protection agreement and the cost of the Rate Agreements.

    The $4.3 million gain on sales of properties in 1996 resulted from the sale of three properties located in Huntsville, Alabama; one property located in Detroit, Michigan and one property located in Grand Rapids, Michigan. Gross proceeds for all sales totaled $12.1 million.

    The $.8 million extraordinary item in 1996 represents the write-off of unamortized deferred financing costs and a prepayment fee for loans that were paid off in full and retired in 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994.

    At December 31, 1995, the Partnership owned 271 in-service properties containing approximately 22.6 million square feet of GLA, compared to 246 in-service properties with approximately 19.2 million square feet of GLA at December 31, 1994. Acquisitions of 20 properties containing approximately 2.8 million square feet of GLA were made between December 31, 1994 and December 31, 1995. Also during 1995, the Partnership completed development of five properties and expansions of three properties already owned by the Partnership totaling .6 million square feet of GLA.

    Revenues increased by $37.1 million or 53.5%, due primarily to the properties acquired after December 31, 1993. Revenues from properties owned prior to January 1, 1994 increased by $1.2 million or 3.2% due primarily to increased rental rates upon renewal or replacement of tenant leases and an increase in occupancy of certain properties located in the Detroit metropolitan area.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, increased by $10.4 million or 58.2% due primarily to properties acquired after December 31, 1993. For properties owned prior to January 1, 1994, property expenses increased by $.2 million or 1.6% due to general increases in operating expenses, partially offset by a decrease of real estate taxes for certain properties located in the Detroit metropolitan area.

    General and administrative expense increased by $2.0 million due primarily to the additional expenses associated with being a public company (including directors' fees, director and officer liability insurance, additional professional fees relating to additional properties and personnel to manage and expand the Company's business).

    Interest expense increased from $22.4 million to $28.6 million. The increase reflects higher average debt levels in 1995 related to acquisition and development activity during the year, and higher average interest rates in 1995.

    Depreciation and amortization increased by $7.7 million due primarily to the additional depreciation and amortization related to the properties acquired after December 31, 1993.

    The $6.4 million loss from disposition of the interest rate protection agreement in 1995 resulted from the replacement of the Partnership's interest rate protection agreement entered into in connection with the 1994 Mortgage Loan with the Rate Agreements. Approximately $6.3 million of the loss is a non-cash loss, representing the difference between the unamortized cost of the replaced interest rate protection agreement and the cost of the Rate Agreement.

COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993

    At December 31, 1994, the Partnership owned 246 in-service properties containing approximately 19.2 million square feet of GLA, compared to 124 in-service properties with approximately 6.4 million square feet of GLA at December 31, 1993. Acquisitions of 26 properties containing approximately 4.8 million square feet of GLA were made between December 31, 1993 and June 30, 1994. Concurrent with the Initial Offering (as defined below), the Partnership acquired 76 properties with approximately 6.2 million square feet of GLA. Between July 1, 1994 and December 31, 1994, the Partnership acquired 20 properties and commenced construction on two build-to-suit properties, containing a total of approximately 2.0 million square feet of GLA.

    Revenues increased by $36.1 million or 108.8%, due primarily to the properties acquired after December 31, 1993. Revenues from the properties owned prior to December 31, 1993 increased by $1.9 million or 5.6% due primarily to an increase in rental rates upon renewal or replacement of tenant leases and an increase in occupancy for certain properties located in central Pennsylvania and the Detroit metropolitan area.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, increased by $9.1 million or 102.6% due primarily to the properties acquired after December 31, 1993. For properties owned at December 31, 1993, property expenses increased by $1.2 million due to general increases in operating expenses, partially offset by a lower bad debt experience in the year ended December 31, 1994 compared to the year ended December 31, 1993.

    General and administrative expense increased by $.4 million due primarily to the additional expenses associated with being a public company (including directors' fees, director and officer liability insurance, additional professional fees relating to additional properties and personnel to manage and expand the Company's business).

    Interest expense increased from $18.2 million to $22.4 million. Additional debt was incurred to acquire properties after December 31, 1993, however, the impact on interest expense was partially offset by lower interest rates on the new debt.

    Depreciation and amortization increased by $10.2 million due primarily to the additional depreciation and amortization related to the properties acquired after December 31, 1993.

    The $1.4 million extraordinary item in 1994 represents the write off of the net book value of intangible assets which were not transferred to the Company in connection with the Initial Offering.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1996, the Partnership's unrestricted cash and cash equivalents was $4.6 million and restricted cash was $9.6 million. Restricted cash includes reserves required to be set aside under certain of the Partnership's loans for payment of security deposit refunds, tenant improvements, capital expenditures, interest, real estate taxes, insurance and potential environmental costs. A portion of the cash reserve relating to payments for potential environmental costs was established at the closing of the $300 million mortgage loan (the "1994 Mortgage Loan") and is distributed to the Partnership as such expenditures are made, and is not required to be replenished to its original level. The portion of the cash reserve on the 1994 Mortgage Loan relating to payments for tenant improvements, capital expenditures, interest, real estate taxes and insurance is established monthly, distributed to the Partnership as such expenditures are made and is replenished to a level adequate to make the next periodic payment of such expenditures. The portion of the cash reserve relating to security deposit refunds on the $40 million mortgage loan ("1995 Mortgage Loan") is adjusted as tenants turn over. The portion of the cash reserve relating to payments for capital expenditures, interest, real estate taxes and insurance on the 1995 Mortgage Loan is established monthly, distributed to the Partnership as such expenditures are made and is replenished to a level to make the next periodic payment of such expenditures.

    Net cash provided by operating activities was $48.2 million for the nine months ended September 30, 1996 compared to $28.7 million for the nine months ended September 30, 1995. This increase is due primarily to the operations of properties acquired or developed between October 1, 1995 and September 30, 1996. Net cash provided by operating activities was $35.1 million for the year ended December 31,

1995 compared to $23.0 million for the year ended December 31, 1994. The increase is due primarily to the operations of properties acquired or developed after December 31, 1994. Net cash provided by operating activities was $23.0 million for the year ended December 31, 1994 compared to $8.7 million for the year ended December 31, 1993. This increase was due primarily to the transactions related to the general partner of the Partnership's (the "Company") initial public offering of 16,175,000 shares of $.01 par value common stock (the "Initial Offering") in June 1994 and the operations of the Partnership subsequent to the Initial Offering.

    Net cash used in investing activities increased to $163.9 million for the nine months ended September 30, 1996 from $68.9 million for the nine months ended September 30, 1995 due to an increase in the acquisition of properties. Net cash used in investing activities was $84.2 million for the year ended December 31, 1995 compared to $448.6 million and $17.1 million for the years ended December 31, 1994 and 1993, respectively. The significantly higher net cash used in investing activities for the year ended December 31, 1994 reflects the purchase of additional properties in conjunction with the Initial Offering in June 1994.

    Net cash provided by financing activities increased to $111.8 million for the nine months ended September 30, 1996 from $38.5 million for the nine months ended September 30, 1995 primarily due to the Company's issuance of 5,175,000 shares of $.01 par value common stock at $25.50 per share in February 1996. The net proceeds were contributed to the Partnership for 5,175,000 limited partnership units of the Partnership (the "Units") (the "1996 Partnership Contribution"). The remaining change was primarily caused by the consummation of a $36.7 million mortgage loan offset by a net decrease in acquisition line borrowings and an increase in partnership distributions. Net cash provided by financing activities for the year ended December 31, 1995 was $48.5 million, composed primarily of a contribution from the general partner of one of the Partnership's subsidiaries, and additional mortgage loans and construction loans, which were partially offset by a reduction in the outstanding borrowings under the 1994 Acquisition Facility. Net cash provided by financing activities for the year ended December 31, 1994 was $431.6 million, compared to $9.1 million for the year ended December 31, 1993, reflecting primarily debt and equity transactions relating to the Initial Offering in June 1994 and an increase in indebtedness due to the properties acquired subsequent to the Initial Offering.

    On January 22, 1996, the Partnership paid a fourth quarter 1995 distribution of 48.75 cents per Unit totaling approximately $10.0 million. On April 22, 1996, the Partnership paid a first quarter 1996 distribution of 48.75 cents per Unit, totaling approximately $12.8 million. On July 22, 1996, the Partnership paid a second quarter 1996 distribution of 48.75 cents per Unit, totaling approximately $12.8 million. On October 21, 1996, the Partnership paid a third quarter 1996 distribution of 48.75 cents per Unit, totaling approximately $12.8 million.

    The Partnership has considered its short-term liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Partnership believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements, and partnership distributions. The Partnership anticipates that these needs will be met with cash flows provided by operating activities.

    The Partnership expects to meet long-term liquidity requirements such as property acquisitions, scheduled debt maturities, major renovations, expansions and other nonrecurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional partnership units. The Partnership may finance the development or acquisition of additional properties through borrowings under the 1994 Acquisition Facility and the Partnership's $40 million collateralized acquisition facility ("1996 Acquisition Facility"). At September 30, 1996, borrowings under the 1994 Acquisition Facility bore interest at a weighted average interest rate of 7.5%. As of September 30, 1996, including properties in the process of being added to the collateral base, the Partnership had approximately $45.5 million available in additional borrowings under the 1994 Acquisition Facility. While the Partnership may sell properties if property or market conditions make it desirable, the Partnership does not expect to sell assets in the foreseeable future to satisfy its liquidity requirements.

    In October 1996, the Company issued 5,750,000 shares of $.01 par value common stock at $25.50 per share, resulting in net proceeds of $137.6 million. The Company contributed the net proceeds for 5,750,000 Units. Of the proceeds, $84.2 million was used to repay in full the 1994 and 1996 Acquisition Facilities.

OTHER

    The Partnership reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. First, to determine if impairment may exist, the Partnership reviews its properties and identifies those which have had either an event of change or event of circumstances warranting further assessment of recoverability. Then, the Partnership estimates the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists.

    In accordance with Emerging Issues Task Force Issue No. 95-6, "Accounting by a REIT for an Investment in a Service Corporation," the Partnership has for the year ended December 31, 1995, consolidated two service companies in which it owns a 99% economic interest and 8% voting interest. For the six months ended December 31, 1994, the cumulative effect of adopting this change in accounting principle was not material to the Partnership's 1994 financial statements.

    Effective January 1, 1995, the Partnership adopted Financial Accounting Standards Statement No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Adoption of FAS 121 did not have a material impact on the Partnership.

INFLATION

    For the last several years, inflation has not had a significant impact on the Partnership because of the relatively low inflation rates in the Partnership's markets of operation. Most of the Partnership's leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Partnership's exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the leases are for terms less than five years which may enable the Partnership to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
                          SELECTED FINANCIAL DATA (1)
                      (IN THOUSANDS EXCEPT PROPERTY DATA)

                                                           FIRST INDUSTRIAL, L.P.                CONTRIBUTING BUSINESSES
                                                               (CONSOLIDATED)                          (COMBINED)
                                              ------------------------------------------------  -------------------------
                                                                                   SIX MONTH     SIX MONTH
                                                  NINE MONTHS                        PERIOD       PERIOD
                                                     ENDED           YEAR ENDED      ENDED         ENDED      YEAR ENDED
                                                 SEPTEMBER 30,      DECEMBER 31,  DECEMBER 31,   JUNE 30,    DECEMBER 31,
                                                1996       1995         1995          1994         1994          1993
                                              ---------  ---------  ------------  ------------  -----------  ------------
STATEMENTS OF OPERATIONS DATA:
Total Revenues..............................    101,461     78,532      106,474        46,557       22,816        33,237
Property Expenses...........................     28,982     20,895       28,302        11,853        6,036         8,832
General and Administrative Expense..........      2,321      2,428        3,792         1,047          795         1,416
Interest Expense............................     21,600     21,109       28,591        10,588       11,773        18,187
Amortization of Interest Rate Protection
 Agreement ("IRPA") and Deferred Financing
 Costs......................................      2,412      3,684        4,438         2,904          858           997
Depreciation and Other Amortization.........     20,456     16,320       22,264         9,802        4,744         7,105
Loss From Disposal of IRPA..................     --          6,410        6,410        --           --            --
Management and Construction Income (Loss),
 Net........................................     --         --           --            --              (81)          (99)
Gain on Sales of Properties.................      4,320     --           --            --           --            --
Minority Interest...........................     (3,178)       (65)        (554)          (69)      --            --
                                              ---------  ---------  ------------  ------------  -----------  ------------
Income (Loss) Before Extraordinary Items....     26,832      7,621       12,123        10,294       (1,471)       (3,399)
Extraordinary Gain (Loss)...................       (821)    --           --            --           (1,449)       --
                                              ---------  ---------  ------------  ------------  -----------  ------------
Net Income (Loss)...........................     26,011      7,621       12,123        10,294       (2,920)       (3,399)
                                              ---------  ---------  ------------  ------------  -----------  ------------
                                              ---------  ---------  ------------  ------------  -----------  ------------

BALANCE SHEET DATA:
Net Investment in Real Estate...............    879,703    678,626      688,767       620,294      556,902       171,162
Total Assets................................    943,612    736,589      757,307       690,988      616,767       189,789
Mortgage Loans/Acquisition Facilities
 Payable and Construction Loans.............    454,648    418,540      399,958       348,700      305,000       179,568
Mortgage Loans (affiliated).................     --         --           --            --           --             7,624
Total Liabilties............................    503,073    442,340      426,855       374,812      323,703       227,553
Partners' Capital/(Net Deficit).............    399,396    291,693      287,172       313,544      292,134       (37,548)

OTHER DATA:
Cash Flows From:
  Operating Activities......................     46,886     28,737       35,062        17,954        5,026         8,700
  Investing Activities......................   (162,536)   (68,879)     (84,159)      (73,840)    (374,757)      (17,124)
  Financing Activities......................    111,815     38,494       48,484        57,423      374,152         9,093
Gross Leasable Area at end of Period........  29,872,808 21,753,089  22,562,755    19,169,321   17,393,813     6,376,349
Total Properties............................        328        266          271           246          226           124

                                               YEAR ENDED    YEAR ENDED
                                              DECEMBER 31,  DECEMBER 31,
                                                  1992          1991
                                              ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total Revenues..............................       31,145        30,696
Property Expenses...........................        7,308         6,954
General and Administrative Expense..........        1,699         1,808
Interest Expense............................       18,350        18,358
Amortization of Interest Rate Protection
 Agreement ("IRPA") and Deferred Financing
 Costs......................................        1,644        --
Depreciation and Other Amortization.........        6,328         7,421
Loss From Disposal of IRPA..................       --            --
Management and Construction Income (Loss),
 Net........................................          136           257
Gain on Sales of Properties.................       --            --
Minority Interest...........................       --            --
                                              ------------  ------------
Income (Loss) Before Extraordinary Items....       (4,048)       (3,588)
Extraordinary Gain (Loss)...................        2,340        --
                                              ------------  ------------
Net Income (Loss)...........................       (1,708)       (3,588)
                                              ------------  ------------
                                              ------------  ------------
BALANCE SHEET DATA:
Net Investment in Real Estate...............      160,735       164,338
Total Assets................................      175,693       178,157
Mortgage Loans/Acquisition Facilities
 Payable and Construction Loans.............      168,659       169,807
Mortgage Loans (affiliated).................        7,951         8,323
Total Liabilties............................      208,569       209,755
Partners' Capital/(Net Deficit).............      (32,876)      (31,598)
OTHER DATA:
Cash Flows From:
  Operating Activities......................        1,877
  Investing Activities......................       (2,317)
  Financing Activities......................        1,250
Gross Leasable Area at end of Period........    5,883,730     5,883,730
Total Properties............................          118           118

------------------------

(1) The selected financial data includes the combined financial statements of the Contributing Busineses for the period prior to July 1, 1994 and the combined financial statements of First Industrial, L.P., for the periods after June 30, 1994.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the Company:

Securities and Exchange Commission registration fee...............  $ 151,515
Fees of Rating Agencies...........................................     75,000
Printing and duplicating expenses.................................     75,000
Legal fees and expenses...........................................    250,000
Blue sky fees and expenses........................................     15,000
Accounting fees and expenses......................................     50,000
Miscellaneous.....................................................  $ 100,000
                                                                    ---------
    Total.........................................................  $ 716,515
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals. The provisions of Maryland law provide for the indemnification of officers and directors of a company under certain circumstances.

    The Partnership Agreement of the Operating Partnership contains provisions indemnifying the Company and its officers, directors and stockholders to the fullest extent permitted by the Delaware Revised Uniform Limited Partnership Act.

ITEM 16. EXHIBITS.

   EXHIBIT
    NUMBER                                                DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

       4.1   Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit
             3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

       4.2   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.1 of the Company's
             Registration Statement on Form S-3, File No. 333-03999).

       4.3   Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996,
             File No. 1-13102).

       4.4   Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01 par
             value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

       4.5   Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996,
             File No. 1-13102).

   EXHIBIT
    NUMBER                                                DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      4.6*   Form of Indenture

        5*   Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to the legality of the securities being registered, together with the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

        8*   Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to certain tax matters.

     12.1*   Computation of ratios of earnings to fixed charges and preferred stock dividends of the Company.

     12.2*   Computation of ratios of earnings to fixed charges and fixed preferred distributions of the Operating
             Partnership.

     23.1*   Consent of Coopers & Lybrand L.L.P.

     23.2*   Consent of Cahill Gordon & Reindel (included in Exhibit 5 and Exhibit 8).

     23.3*   Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in Exhibit 5).

       24*   Power of Attorney (included on page II-5).

      25**   Statement of eligibility of Trustee on Form T-1

     27.1*   Financial Data Schedule

     27.2*   Financial Data Schedule

------------------------

*   Filed herewith.

**  To be filed by amendment or incorporated by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of either of the registrants pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 14, 1997.

                                FIRST INDUSTRIAL REALTY TRUST, INC.

                                By:  /s/ MICHAEL T. TOMASZ
                                     -----------------------------------------
                                     Name: Michael T. Tomasz
                                     Title: President and Chief Executive
                                            Officer

                                FIRST INDUSTRIAL, L.P.
                                By: First Industrial Realty Trust, Inc.

                                By:  /s/ MICHAEL T. TOMASZ
                                     -----------------------------------------
                                     Name: Michael T. Tomasz
                                     Title: President and Chief Executive
                                     Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael T. Tomasz, Michael W. Brennan and Michael J. Havala, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
    /s/ MICHAEL T. TOMASZ
------------------------------  Principal Executive          February 14, 1997
      Michael T. Tomasz           Officer and Director

    /s/ MICHAEL J. HAVALA
------------------------------  Principal Financial and      February 14, 1997
      Michael J. Havala           Accounting Officer

    /s/ MICHAEL W. BRENNAN
------------------------------  Chief Operating Officer      February 14, 1997
      Michael W. Brennan          and Director

    /s/ MICHAEL G. DAMONE
------------------------------  Director                     February 14, 1997
      Michael G. Damone

      /s/ KEVIN W. LYNCH
------------------------------  Director                     February 14, 1997
        Kevin W. Lynch

       /s/ JOHN E. RAU
------------------------------  Director                     February 14, 1997
         John E. Rau

      /s/ JAY H. SHIDLER
------------------------------  Chairman of the Board of     February 14, 1997
        Jay H. Shidler            Directors

     /s/ ROBERT J. SLATER
------------------------------  Director                     February 14, 1997
       Robert J. Slater

     /s/ J. STEVEN WILSON
------------------------------  Director                     February 14, 1997
       J. Steven Wilson

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
----------  -------------------------------------------------------------------------------------------------  -----------

     4.1    Amended and Restated Articles of Incorporation of the Company (incorporated by reference to
            Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No.
            1-13102).

     4.2    Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.1 of the
            Company's Registration Statement on Form S-3, File No. 333-03999).

     4.3    Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994
            (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

     4.4    Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01
            par value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the
            fiscal quarter ended June 30, 1996, File No. 1-13102).

     4.5    Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30,
            1996, File No. 1-13102).

     4.6*   Form of Indenture

    5*      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to the legality of the securities being registered, together with the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

    8*      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to certain tax matters.

    12.1*   Computation of ratios of earnings to fixed charges and preferred stock dividends of the Company.

    12.2*   Computation of ratios of earnings to fixed charges and fixed preferred distributions of the
            Operating Partnership.

    23.1*   Consent of Coopers & Lybrand L.L.P.

    23.2*   Consent of Cahill Gordon & Reindel (included in Exhibit 5 and Exhibit 8).

    23.3*   Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in Exhibit 5).

   24*      Power of Attorney (included on page II-5).

  25**      Statement of eligibility of Trustee on Form T-1

    27.1*   Financial Data Schedule

    27.2*   Financial Data Schedule

------------------------

*   Filed herewith.

**  To be filed by amendment or incorporated by reference.